As filed with the Securities and Exchange Commission on September 9, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERIFONE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3578	04-3692546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2099 Gateway Place, Suite 600
San Jose, CA 95110
(408) 232-7800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Douglas G. Bergeron
VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, CA 95110
(408) 232-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller, Esq.
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
(650) 461-5600

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as determined by market and other conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee
1.375% Senior Convertible Notes Due 2012	$316,250,000	100%	$316,250,000(1)	$12,428.63
Common Stock, $0.01 par value per share	(2)	(2)	(2)	(2)

(1)	Equals the aggregate principal amount of the notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes up to 7,184,234 shares of common stock that may be issued upon conversion of the 1.375% Senior Convertible Notes Due 2012 registered hereby. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon conversion of the notes to prevent dilution as a result of stock splits, stock dividends or similar transactions. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion. Dated September 9, 2008.

PROSPECTUS

1.375% Senior Convertible Notes Due 2012
and
Shares of Common Stock Issuable upon Conversion of the Notes

In June 2007, we issued and sold $316,250,000 aggregate principal amount of our 1.375% Senior Convertible Notes due 2012, which we refer to as the “Notes”. This prospectus will be used by selling securityholders to resell from time to time up to $316.25 million of the Notes or the common stock issuable upon conversion of such Notes. Additional selling securityholders may be named by prospectus supplement or post-effective amendment. The Notes accrue interest at a rate of 1.375% per annum together with any additional interest that may from time to time be payable on the Notes. Interest is payable semiannually in arrears in cash on June 15 and December 15 of each year, unless the Notes are earlier converted.

The Notes rank equally with all our existing and future senior debt and senior to all our future subordinated debt. The Notes rank junior to all our existing and future senior secured debt to the extent of the collateral securing such debt and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The Notes are convertible, at your option, into cash and, if applicable, shares of our common stock initially at a conversion rate of 22.7190 shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $44.02 per share), subject to adjustment as described in this prospectus at any time on or prior to the close of business on the second business day immediately preceding the maturity date only under the following circumstances:

•	on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	at any time on or after March 15, 2012;

•	if we distribute to all holders of our common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

•	if we distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

•	during a specified period if certain types of fundamental changes occur; or

•	during the five business-day period following any five consecutive trading-day period in which the average trading price for the Notes was less than 98% of the average of the closing sale price of our common stock for each day during such five trading-day period multiplied by the then current conversion rate.

Upon conversion, we will deliver cash and shares of our common stock, if applicable, based on a daily conversion value (as described herein). See “Description of the Notes — Conversion Rights — Settlement Upon Conversion.” Unless and until we amend our certificate of incorporation to increase our authorized capital, you will not participate in any appreciation of the price of our common stock above $80.37 per share. In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Notes are convertible into shares of the acquiring or surviving company, in each case as described herein.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “PAY”.

You may require us to repurchase all or a portion of your Notes upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any).

Investing in the Notes involves risks. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2008.

We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus. The selling securityholders are not making an offer of these securities in any state where the offer is not permitted.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Investor Relations, VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110, or call (408) 232-7800 to make your request.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus.

VeriFone Holdings, Inc.

We are a global leader in secure electronic payment solutions. We provide expertise, solutions, and services that add value to the point of sale with merchant-operated, consumer-facing, and self-service payment systems for the financial, retail, hospitality, petroleum, transportation, government, and healthcare vertical markets. Since 1981, we have designed and marketed system solutions that facilitate the long-term shift toward electronic payment transactions and away from cash and checks.

Our system solutions consist of point of sale electronic payment devices that run our proprietary and third-party operating systems, security and encryption software, and certified payment software as well as third party, value-added applications. Our system solutions are able to process a wide range of payment types. They include signature and PIN-based debit cards, credit cards, contactless/radio frequency identification, or RFID, cards and tokens, Near Field Communication, or NFC, enabled mobile phones, smart cards, pre-paid gift and other stored-value cards, electronic bill payment, check authorization and conversion, signature capture, and electronic benefits transfer, or EBT. Our proprietary architecture was the first to enable multiple value-added applications, such as gift card and loyalty card programs, healthcare insurance eligibility, and time and attendance tracking, to reside on the same system without requiring recertification when new applications are added to the system. We are an industry leader in multi-application payment system deployments and we believe we have the largest selection of certified value-added applications.

We design our system solutions to meet the demanding requirements of our direct and indirect customers. Our electronic payment systems are available in several modular configurations, offering our customers flexibility to support a variety of connectivity options, including wireline and wireless internet protocol, or IP, technologies. We also offer our customers support for installed systems, consulting and project management services for system deployment, and customization of integrated software solutions.

Security has become a driving factor in our business as our customers endeavor to meet ever escalating governmental statutory requirements related to the prevention of identity theft as well as operating regulation safeguards from the credit and debit card associations, including Visa International, or Visa, MasterCard Worldwide, or MasterCard, American Express, Discover Financial Services, and JCB Co., Ltd., or JCB. In 2007, these card associations established the Payment Card Industry Council, or PCI Council, to oversee and unify industry standards in the areas of credit card data security, referred to as the PCI-PED standard which consists of PIN-entry device security, or PED, and the PCI Data Security Standard, or PCI-DSS, standard. We are a leader in providing systems that meet these standards and have upgraded or launched next generation system solutions that span our product portfolio ahead of deadlines.

Our customers are primarily financial institutions, payment processors, petroleum companies, large retailers, government organizations, and healthcare companies, as well as independent sales organizations, or ISOs. The functionality of our system solutions includes transaction security, connectivity, compliance with certification standards and the flexibility to execute a variety of payment and non-payment applications on a single system solution.

THE NOTES

Issuer	VeriFone Holdings, Inc.

Maturity	June 15, 2012, unless earlier converted or repurchased.

Interest Rate	1.375% per year together with any additional interest that may from time to time be payable on the Notes. Interest is payable in cash on June 15 and December 15 of each year. See “Description of the Notes —Interest” for a description of additional interest that has accrued on the Notes.

Ranking	The Notes are VeriFone Holdings, Inc.’s senior unsecured obligations and rank equal in right of payment with all of its existing and future senior unsecured indebtedness. The Notes are effectively subordinated to any secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries including secured indebtedness of such subsidiaries.

As of July 31, 2008, VeriFone Holdings, Inc. had no other senior indebtedness outstanding and our subsidiaries had approximately $233.5 million of indebtedness outstanding.

Limitations on Incurrence of Indebtedness	We will not permit VeriFone, Inc., our principal operating subsidiary, directly or indirectly, to incur or guarantee any unsecured indebtedness in excess of $20 million in the aggregate, unless prior to or concurrently with such incurrence or guarantee, VeriFone, Inc. guarantees the Notes on an equal and ratable basis.

Conversion Rights	You may convert your Notes into cash and, if applicable, shares of our common stock at any time on or prior to the close of business on the second business day immediately preceding the maturity date only under the following circumstances:

• on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

• at any time on or after March 15, 2012;

• if we distribute to all holders of our common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

• if we distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

• during a specified period if one of the following types of fundamental changes occurs, subject to certain exceptions:

  • the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

  • the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act); or

• during the five business-day period following any five consecutive trading-day period in which the average trading price for the Notes was less than 98% of the average of the closing sale price of our common stock for each day during such five trading-day period multiplied by the then current conversion rate.

The Notes will be convertible into cash and, if applicable, shares of our common stock at an initial conversion rate of 22.7190 shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $44.02 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”

Upon conversion, we will deliver cash and shares of our common stock, if any, based on a daily conversion value (as described herein), calculated as described under “Description of the Notes — Conversion Rights — Settlement Upon Conversion.”

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of the Notes — Conversion Rights.”

Unless and until we obtain stockholder approval to amend our certificate of incorporation to increase our authorized capital, the maximum number of shares available for issuance upon conversion of each $1,000 principal amount of Notes will be the pro rata portion of an aggregate of 3,250,000 shares allocable to such Note, which equates to 10.2766 shares per $1,000 principal amount of Notes. Notwithstanding the foregoing, the limitations described above on the maximum number of shares available for issuance upon conversion of the Notes will apply only with respect to the issuance of our common stock upon conversion of the Notes, and not to payment of cash or the issuance of other securities into which the Notes may be convertible.

Because we did not increase our authorized capital to permit conversion of all of the Notes at the initial conversion rate by June 21, 2008, the Notes currently bear additional interest at a rate of 2.0% per annum, which will increase 0.25% per annum for each year thereafter.

If stockholder approval to increase our authorized capital is received, such additional interest will cease to accrue and, upon conversion of each Note, we will deliver cash or a combination of cash and our common stock without respect to such limitation. We can give no assurance that stockholder approval will be obtained.

Adjustment to conversion rate upon a non-stock change of control	If and only to the extent holders elect to convert the Notes in connection with a transaction described under the first clause or fourth clause of the definition of fundamental change as described in “Description of the Notes — Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date and the price (the “stock price”) paid per share of our common stock in such non-stock change of control. If holders of our common stock receive only cash in the type of transaction described above, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

Conversion after a public acquirer change of control	In the case of a non-stock change of control constituting a public acquirer change of control (as defined in this prospectus), we may, in lieu of adding additional shares to the conversion rate as described in “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” elect to adjust the conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Notes will be entitled to convert their Notes (subject to the satisfaction of certain conditions) into shares of public acquirer common stock, and the conversion rate in effect immediately before the public acquirer change of control will be adjusted by multiplying it by a fraction:

• the numerator of which will be:

• in the case of a public acquirer change of control pursuant to which our common stock is converted solely into cash, the value of such cash paid or payable per share of common stock, or

  • in the case of any other public acquirer change of control, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

• the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change (as defined in this prospectus) prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. See “Description of the Notes — Fundamental Change Put.”

Events of Default	If an event of default on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us or certain of our subsidiaries.

Convertible Note Hedge and Warrant Transactions	In connection with the issuance of the Notes, we entered into convertible note hedge transactions with respect to our common stock with affiliates of the initial purchasers of the Notes (the “counterparties”). The transactions are expected generally to reduce the potential equity dilution upon conversion of the Notes. We also sold warrants to the counterparties. The warrants could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. The warrants have a strike price of $62.356 per share.

In connection with establishing their initial hedge of these transactions, the counterparties (and/or their affiliates) may have entered into, or may in the future enter into, various derivative transactions with respect to our common stock or purchase shares of our common stock.

These activities could have the effect of increasing or preventing a decline in the price of our common stock.

In addition, the counterparties (and/or their affiliates) may modify their hedge positions following the pricing of the Notes from time to time by entering into or unwinding various derivative transactions with respect to our common stock or by selling or purchasing our common stock in secondary market transactions (including on and after the 22nd scheduled trading day prior to the maturity of the Notes and during any conversion period related to the conversion of the Notes), which could adversely affect the value of our common stock and, as a result, the value of the Notes or could have the effect of increasing or preventing a decline in the value of our common stock. See “Description of the Convertible Note Hedge and Warrant Transactions.”

Absence of a Public Market for the Notes	We cannot assure you that any active or liquid market will develop for the Notes.

Stock Exchange Listings	Our common stock is listed on The New York Stock Exchange under the symbol “PAY.”

Use of Proceeds	We will not receive any proceeds from the sale of any Notes or any shares of our common stock offered by this prospectus. See “Selling Securityholders.”

U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Notes and the common stock into which the Notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “U.S. Federal Income Tax Considerations.”

Risk Factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.

Except as otherwise indicated, all information in this prospectus assumes the effect of a three-for-two split of all common stock outstanding on April 30, 2003.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data should be read together with our consolidated financial statements and the related notes and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report on Form 10-K for the fiscal year ended October 31, 2007 and our quarterly report on Form 10-Q for the three and nine months ended July 31, 2008, each of which has been incorporated by reference into this prospectus. The summary consolidated historical financial data set forth below are not necessarily indicative of the results of future operations.

	Years Ended October 31,					Nine Months Ended July 31,
	2003	2004	2005	2006	2007(4)	2007(4)	2008
	(Dollars in thousands, except per share data)

Consolidated Statement of Operations Data:
Net revenues	$339,331	$390,088	$485,367	$581,070	$902,892	$664,947	$677,220
Cost of net revenues(1)	214,439	241,637	288,542	319,525	603,660	433,082	458,081

Gross profit	124,892	148,451	196,825	261,545	299,232	231,865	219,139
Operating expenses(1):
Research and development	28,193	33,703	41,830	47,353	65,430	48,272	57,179
Sales and marketing	40,024	44,002	52,231	58,607	96,295	69,549	70,945
General and administrative	25,039	25,503	29,609	42,573	80,704	62,306	93,183
Amortization of purchased intangible assets	10,200	10,200	4,967	4,703	21,571	16,456	18,855
In-process research and development	—	—	—	—	6,752	6,650	—

Total operating expenses	103,456	113,408	128,637	153,236	270,752	203,233	240,162

Operating income (loss)	21,436	35,043	68,188	108,309	28,480	28,632	(21,023)
Interest expense	(12,456)	(12,597)	(15,384)	(13,617)	(36,598)	(28,731)	(21,877)
Interest income	—	—	598	3,372	6,702	4,751	4,677
Other income (expense), net	3,557	(11,869)	(6,673)	(6,394)	(7,882)	(4,419)	(6,240)

Income (loss) before income taxes	12,537	10,577	46,729	91,670	(9,298)	233	(44,463)
Provision for income taxes	12,296	4,971	13,490	32,159	24,718	53,116	14,221

Net income (loss)	241	5,606	33,239	59,511	(34,016)	(52,883)	(58,684)
Accrued dividends and accretion on preferred stock	6,916	4,959	—	—	—	—	—

Net income (loss) attributable to common stockholders	$(6,675)	$647	$33,239	$59,511	$(34,016)	$(52,883)	$(58,684)

Net income (loss) per common share — diluted(1)	$(0.14)	$0.01	$0.54	$0.86	$(0.41)	$(0.65)	$(0.70)

As of July 31, 2008
(Dollars in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$182,014
Total assets	1,555,603
Long-term debt and capital leases, including current portion	549,747
Total stockholders’ equity	537,226

	Years Ended October 31,					Nine Months Ended July 31,
	2003	2004	2005	2006	2007	2007	2008
	(Dollars in thousands, except per share data)

Other Data:
EBITDA, as adjusted(2)	$49,854	$57,247	$86,423	$130,445	$157,252	$135,888	$43,660
Net cash provided by operating activities	9,772	33,217	40,159	16,747	89,270	84,813	7,648
Capital expenditures(3)	4,151	5,273	4,847	6,568	38,465	25,398	17,538

(1)	We adopted the fair value recognition and measurement provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, effective May 1, 2005 using the modified-prospective transition method. For periods prior to May 1, 2005 we followed the intrinsic value recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. For further information see Note 2 to the consolidated financial statements in our Annual Report on Form 10-K.

(2)	We define earnings before interest, taxes, depreciation, and amortization, or EBITDA, as adjusted, as the sum of (a) net income (excluding extraordinary items of gain or loss and any gain or loss from discontinued operations), (b) interest expense, (c) income taxes, (d) depreciation, amortization, goodwill impairment, and other non-recurring charges, (e) non-cash charges, including non-cash stock-based compensation expense and purchase accounting items, and (f) acquisition related charges and restructuring costs. EBITDA, as adjusted, is a primary component of the financial covenants to which we are subject under our credit agreement. If we fail to maintain required levels of EBITDA, as adjusted, we could have a default under our credit agreement, potentially resulting in an acceleration of all of our outstanding indebtedness. Management uses EBITDA, as adjusted, only in addition to and in conjunction with results presented in accordance with GAAP. Management believes that the use of this non-GAAP financial measure, in conjunction with results presented in accordance with GAAP, helps it to evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. Our competitors may, due to differences in capital structure and investment history, have interest, tax, depreciation, amortization, and other non-cash expenses that differ significantly from ours. Management also uses this non-GAAP financial measure in our budget and planning process. Management believes that the presentation of this non-GAAP financial measure may be useful to investors for many of the same reasons that management finds these measures useful.

Our EBITDA, as adjusted, contains limitations and should be considered as a supplement to, and not as a substitute for, or superior to, disclosures made in accordance with GAAP. EBITDA, as adjusted, may be different from EBITDA or EBITDA, as adjusted, calculated by other companies and is not based on any comprehensive set of accounting rules or principles. In addition, EBITDA, as adjusted, does not reflect all amounts and costs, such as employee stock-based compensation costs, periodic costs of assets used to generate net revenues and costs to replace those assets, cash expenditures or future requirements for capital expenditures or contractual commitments, cash requirements for working capital needs, interest expense or the cash requirements necessary to service interest or principal payments on our debt, income taxes and the related cash requirements, restructuring and impairment charges and losses from discontinued operations, associated with our results of operations as determined in accordance with GAAP. Furthermore, we expect to continue to incur expenses similar to those amounts excluded from EBITDA, as adjusted. Management compensates for these limitations by also relying on the comparable GAAP financial measure.

As noted above, management excludes the following items from EBITDA, as adjusted:

•	Provision for income taxes. While income taxes are directly related to the amount of pre-tax income, they are also impacted by tax laws and the company’s tax structure. As the tax laws and our tax structure are not under the control of our operational managers, management believes that the provision for income taxes should be excluded when evaluating our operational performance.

•	Interest expense and interest income. While working capital supports the business, management does not believe that related interest expense or interest income is directly attributable to the operating performance of our business.

•	Depreciation of property, plant and equipment. Management excludes depreciation because while tangible assets support the business, management does not believe the related depreciation costs are directly attributable to the operating performance of our business. In addition, depreciation may not be indicative of current or future capital expenditures.

•	Amortization of capitalized software. Management excludes amortization of capitalized software because while capitalized software supports the business, management does not believe the related amortization costs are directly attributable to the operating performance of our business. In addition, amortization of capitalized software may not be indicative of current or future expenditures to develop software.

•	Amortization of certain acquisition related items. We incur amortization of purchased core and developed technology assets, amortization of purchased intangible assets, amortization of step-down in deferred revenue on acquisition and amortization of step-up in inventory on acquisition in connection with acquisitions. Management excludes these items because it does not believe these expenses are reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and management does not believe that they have a direct correlation to the operation of our business.

•	In-process research and development. We incur IPR&D expenses when technological feasibility for acquired technology has not been established at the date of acquisition and no future alternative use for such technology exists. These amounts arise from prior acquisitions and management does not believe they have a direct correlation to the operation of VeriFone’s business.

•	Stock-based compensation. These expenses consist primarily of expenses for employee stock options and restricted stock units under SFAS 123(R). Management excludes stock-based compensation expenses from non-GAAP financial measures primarily because they are non-cash expenses which management believes are not reflective of ongoing operating results.

•	Acquisition related charges and restructuring costs. This represents charges incurred for consulting services and other professional fees associated with acquisition related activities. These expenses also include charges related to restructuring activities, including costs associated with severance, benefits and excess facilities. As management does not believe that these charges directly relate to the operation of our business, management believes they should be excluded when evaluating our operating performance.

•	Management fees to majority stockholder. Management excludes management fees paid to our majority stockholder (which were paid prior to our initial public offering) because it does not believe that these charges directly relate to the operation of our business.

•	Refund of foreign unclaimed pension benefits. Management excludes the refund of foreign unclaimed pension benefits because it does not believe these amounts directly relate to the operation of our business.

•	Loss on debt extinguishment and debt repricing fee. This represents the non-cash portion of loss incurred on the extinguishment and repricing of our credit facility. While this credit facility supported our business, management does not believe the related loss on extinguishment and repricing is a cost directly attributable to the operating performance of our business.

•	Capitalized software write-off. This represents charges related to software development costs due to restructuring activities and changes in our market approach in certain areas. As management does not believe that these charges directly relate to the operation of our business, management believes they should be excluded when evaluating our operating performance.

A reconciliation of net income, the most directly comparable U.S. GAAP measure, to EBITDA, as adjusted, for each period indicated is as follows (in thousands):

	Years Ended October 31,					Nine Months Ended July 31,
	2003	2004	2005	2006	2007(4)	2007(4)	2008

U.S. GAAP net income (loss)	$241	$5,606	$33,239	$59,511	$(34,016)	$(52,883)	$(58,684)
Provision for income taxes	12,296	4,971	13,490	32,159	24,718	53,116	14,221
Interest expense(a)	12,456	12,597	15,384	13,617	36,598	28,731	21,877
Interest income	—	—	(598)	(3,372)	(6,702)	(4,751)	(4,677)
Depreciation and amortization of property, plant and equipment	1,333	2,451	3,691	3,505	7,766	5,814	9,894
Amortization of capitalized software	108	698	1,173	1,231	1,220	800	1,142
Amortization of purchased intangible assets(b)	24,348	19,945	11,902	10,328	59,468	44,930	43,155
Amortization of step-down in deferred revenue on acquisition	1,561	519	700	986	3,735	3,088	873
Amortization of step-up in inventory on acquisition	—	—	—	121	13,823	13,961	—
In-process research and development	—	—	—	—	6,752	6,650	—
Stock-based compensation	81	400	1,687	6,000	28,892	21,954	13,159
Acquisition related charges and restructuring costs	—	—	—	—	10,234	9,714	—
Management fees to majority stockholder	250	250	125	—	—	—	—
Refund of foreign unclaimed pension benefits	(2,820)	—	—	—	—	—	—
Loss on debt extinguishment and debt repricing fee	—	9,810	5,630	6,359	4,764	4,764	—
Capitalized software write-off	—	—	—	—	—	—	2,700

EBITDA, as adjusted	$49,854	$57,247	$86,423	$130,445	$157,252	$135,888	$43,660

(a)	For the year ended October 31, 2007, interest expense increased due to the increase in our average debt outstanding, including debt incurred to finance the acquisition of Lipman.

(b)	For the year ended October 31, 2007, these expenses increased significantly due to the acquisition of Lipman and PayWare.

(3)	Includes purchase of equipment and improvements, software development costs capitalized and purchase of other assets.

(4)	On November 1, 2006, we acquired Lipman Electronic Engineering Ltd. See Note 3 to the Consolidated Financial Statements contained in our annual report on Form 10-K for the fiscal year ended October 31, 2007.

RISK FACTORS

An investment in the Notes and shares of our common stock involves investment risks. You should consider the following risks carefully before making an investment decision. There may also be risks of which we are currently unaware, or that we currently regard as immaterial based on the information available to us that later prove to be material. These risks may adversely affect our business, financial condition, and operating results. As a result, the value of the Notes and shares of our common stock could decline, and you could lose some or all of your investment.

Risks Related to Our Business

Our internal processes and controls and our disclosure controls have been inadequate; if the processes and controls we have implemented and continue to implement are inadequate, we may not be able to comply with our financial statement certification requirements under applicable SEC rules, or prevent future errors in our financial reporting.

As described under “Item 9A — Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2007, we have identified material weaknesses in our internal control over financial reporting and have determined that our disclosure controls and procedures were not effective. These weaknesses contributed to our need to restate previously reported interim financial information for each of the first three quarters of our fiscal year ended October 31, 2007, and to the delays in the filing of our Annual Report on Form 10-K for the fiscal year ended October 31, 2007. We also were unable to file our quarterly reports on Form 10-Q for our fiscal quarters ended January 31, 2008 and April 30, 2008 on a timely basis. We have implemented and intend to continue to implement a number of additional and enhanced processes and controls to improve our internal control over financial reporting. However, if we are unsuccessful in adequately implementing these processes and controls, we may be unable to comply with Exchange Act Rules 13a-15 and 15d-15, which specify the processes and controls that public companies are required to have in place, and we may be unable to provide the executive certificates required by Exchange Act Rules 13a-14 and 15d-15, in our quarterly and annual reports. Even if we implement such controls, there can be no assurance that these controls will be sufficient to detect or prevent future errors in financial reporting. We have devoted additional resources to our financial control and reporting requirements, including hiring additional qualified employees in these areas. We expect to hire additional employees and may also engage additional consultants in these areas. Competition for qualified financial control and accounting professionals in the geographic areas in which we operate is keen and there can be no assurance that we will be able to hire and retain these individuals.

We have been named as a party to several class action and derivative action lawsuits arising from the restatements, and we may be named in additional litigation, all of which are likely to require significant management time and attention and expenses and may result in an unfavorable outcome which could have a material adverse effect on our business, financial condition, and results of operations.

In connection with the restatements of our historical interim financial statements, a number of securities class action complaints were filed against us and certain of our officers, and a number of purported derivative actions have also been filed against certain of our current and former directors and officers. See “Item 3 — Legal Proceedings” of our Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

The amount of time and resources required to resolve these lawsuits is unpredictable, and defending ourselves is likely to divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, financial condition, and results of operations. In addition, an unfavorable outcome in such litigation is likely to have a material adverse effect on our business, financial condition, and results of operations.

Our insurance may not be sufficient to cover our costs in these actions. In addition, we may be obligated to indemnify (and advance legal expenses to) officers, employees and directors in connection with these actions. We currently hold insurance policies for the benefit of our directors and officers, although our insurance coverage may not be sufficient in some or all of these matters. Furthermore, our insurance carriers may seek to deny coverage in some or all of these matters, in which case we may have to fund the indemnification amounts owed to such directors and officers ourselves.

We are subject to the risk of additional litigation and regulatory proceedings or actions in connection with the restatements. We have responded to inquiries and provided information and documents related to the restatement to the U.S. Securities and Exchange Commission, or SEC, the U.S. Department of Justice, the New York Stock Exchange, and the Chicago Board Options Exchange. The SEC also has expressed an interest in interviewing several current and former VeriFone officers and employees, and we are continuing to cooperate with the SEC in responding to the SEC’s requests for information. Additional regulatory inquiries may also be commenced by other U.S. federal, state or foreign regulatory agencies. In addition, we may in the future be subject to additional litigation or other proceedings or actions arising in relation to the restatement of our historical interim financial statements. Litigation and any potential regulatory proceeding or action may be time consuming, expensive and distracting from the conduct of our business. The adverse resolution of any specific lawsuit or any potential regulatory proceeding or action could have a material adverse effect on our business, financial condition, and results of operations.

Our restatement and related litigation, as well as related amendments to our credit instruments could result in substantial additional costs and expenses and adversely affect our cash flows, and may adversely affect our business, financial condition, and results of operations. We have incurred substantial expenses for legal, accounting, tax and other professional services in connection with the Audit Committee investigation, our internal review of our historical financial statements, the preparation of the restated financial statements, inquiries from government agencies, the related litigation, and the amendments to our credit agreement as a result of our failure to timely file our Exchange Act reports with the SEC. We estimate that we have incurred approximately $28.4 million of expenses related to these activities through July 31, 2008, including $1.4 million of professional fees to modify our credit instruments. We expect to continue to incur significant expenses in connection with these matters. For more information on the risks related to the amendments to our credit agreement, see the risk factor entitled “Our secured credit facility contains restrictive and financial covenants and, if we are unable to comply with these covenants, we will be in default” under “Risks Related to Our Capital Structure.”

Many members of our senior management team and our Board of Directors have been and will be required to devote a significant amount of time on matters relating to the restatement, our outstanding periodic reports, remedial efforts and related litigation. In addition, certain of these individuals are named defendants in the litigation related to the restatement. Defending these actions may require significant time and attention from them. If our senior management is unable to devote sufficient time in the future developing and pursuing our strategic business initiatives and running ongoing business operations, there may be a material adverse effect on our business, financial condition and results of operations.

We have experienced rapid growth, and if we cannot adequately manage our growth, our results of operations will suffer.

We have experienced rapid growth in our operations, both internally and from acquisitions. Future rapid growth may place a significant strain on managerial, operational, and financial resources. We cannot be sure that we have made adequate allowances for the costs and risks associated with our expansion, or that our systems, procedures, and managerial controls will be adequate to support further expansion in our operations. Any delay in implementing, or transitioning to, new or enhanced systems, procedures, or controls may adversely affect our ability to manage our product inventory and record and report financial and management information on a timely and accurate basis. We expect that growth will require us to hire additional finance and control, engineering, technical support, sales, administrative, and operational personnel. Competition for qualified personnel can be intense in the areas where we operate and we have faced challenges in hiring qualified employees in these areas. The process of locating, training and successfully integrating qualified personnel into our operations can be lengthy and expensive. If we are unable to successfully manage expansion, our results of operations may be adversely affected.

A significant percentage of our business is executed towards the end of our fiscal quarters. This could negatively impact our business and results of operations.

Revenues recognized in our fiscal quarters tend to be back-end loaded. This means that sales orders are received, product shipped, and revenue recognized increasingly towards the end of each fiscal quarter. This back-

end loading, particularly if it becomes more pronounced, could adversely affect our business and results of operations due to the following factors:

•	the manufacturing processes at our internal manufacturing facility could become concentrated in a shorter time period. This concentration of manufacturing could increase labor and other manufacturing costs and negatively impact gross margins. The risk of inventory write offs could also increase if we were to hold higher inventory levels to counteract this;

•	the higher concentration of orders may make it difficult to accurately forecast component requirements and, as a result, we could experience a shortage of the components needed for production, possibly delaying shipments and causing lost orders; and

•	if we are unable to fill orders at the end of a quarter, shipments may be delayed. This could cause us to fail to meet our revenue and operating profit expectations for a particular quarter and could increase the fluctuation of quarterly results if shipments are delayed from one fiscal quarter to the next or orders are cancelled by customers; and

•	increasing manufacturing and distribution costs.

We may be subject to impairment charges due to potential declines in the fair value of our assets.

As a result of our acquisitions, particularly that of Lipman, we have significant goodwill on our balance sheet. We test that goodwill for impairment on a periodic basis as required at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The events or changes that could require us to test our goodwill for impairment include a reduction in our stock price and market capitalization and changes in our estimated future cash flows, as well as changes in rates of growth in our industry or in any of our reporting units. If we determine that goodwill is impaired in any of our reporting units, we may be required to record a significant charge to earnings which would adversely affect our financial results and could also materially adversely affect our business.

The government tax benefits that our Israeli subsidiary currently receives require it to meet several conditions and may be terminated or reduced in the future, which may impact the timing of cash tax payments for previously accrued taxes.

Our principal subsidiary in Israel (formerly Lipman) has received tax benefits under Israeli law for capital investments that are designated as “Approved Enterprises.” Lipman received such tax benefits of approximately $0.1 million in 2007, zero in 2006, and $4.0 million in 2005. To maintain our eligibility for these tax benefits, we must continue to meet conditions, including making specified investments in property, plant, and equipment, and continuing to manufacture in Israel. If we do not comply with these conditions in the future, the benefits received could be cancelled or reduced and we could be required to pay increased taxes or refund the amounts of the tax benefits Lipman received in the past, together with interest and penalties. Also, an increase in our assembly of products outside of Israel may be construed as a failure to comply with these conditions. These tax benefits may not continue in the future at the current levels or at all. The termination or reduction of these tax benefits, or our inability to qualify for new programs, could adversely affect our results of operations. Our principal subsidiary in Israel has undistributed earnings of approximately $133.0 million, the vast majority of which are attributable to Lipman’s Approved Enterprise programs. As such these earnings were not subject to Israeli statutory corporate tax at the time they were generated. To the extent that these earnings are distributed to the United States in the future, our Israeli subsidiary would be required to pay corporate tax at the rate ordinarily applicable to such earnings (currently between 10% and 25%) along with a 15% withholding tax. As of October 31, 2007, the Company has accrued $40.5 million for taxes associated with future distributions of Israeli earnings.

We face risks related to our recent migration to a common enterprise resource planning information system to integrate all business and finance activities.

We recently migrated the majority of our business and finance activities to a new enterprise resource planning information system, which replaced our previous systems. Due to the size and complexity of our business, including the acquisition of Lipman, the conversion process will continue to be very challenging. Any disruptions and problems that occur during the system conversion could adversely impact our ability to finish the conversion in a timely and cost effective way or the quality and reliability of the information generated by the new system. Even if we do succeed, the implementation of the remaining phases, and the optimization of the already installed phases may be much more costly than we anticipated. If we are unable to successfully complete implementation of our new information system as planned, in addition to adversely impacting our financial position, results of operations and cash flows in the short and long term, it could also affect our ability to collect the information necessary to timely and accurately file our financial reports with the SEC.

We depend upon third parties to physically manufacture many of our systems and to supply the components necessary to manufacture our products.

Prior to the Lipman acquisition, VeriFone did not directly manufacture the physical systems we design which form part of our System Solutions. In addition, Lipman did not manufacture systems it sold in Brazil or a majority of the systems designed by its Dione subsidiary. We arrange for a limited number of third parties to manufacture these systems under contract and pursuant to our specifications. Components such as application specific integrated circuits, or ASICs, payment processors, wireless modules, modems, and printer mechanisms that are necessary to manufacture and assemble our systems are sourced either directly by us or on our behalf by our contract manufacturers from a variety of component suppliers selected by us. If our suppliers are unable to deliver the quantities that we require, we would be faced with a shortage of critical components. We also experience from time to time an increase in the lead time for delivery of some of our key components. We may not be able to find alternative sources in a timely manner if suppliers of our key components become unwilling or unable to provide us with adequate supplies of these key components when we need them or if they increase their prices. If we are unable to obtain sufficient key required components, or to develop alternative sources if and as required in the future, or to replace our component and factory tooling for our products in a timely manner if they are damaged or destroyed, we could experience delays or reductions in product shipments. This could harm our relationships with our customers and cause our revenues to decline. Even if we are able to secure alternative sources or replace our tooling in a timely manner, our costs could increase. For the fiscal year ended October 31, 2007, over half of our component spending was for components we sourced from a single supplier or a small number of suppliers.

We have significant operations in Israel and therefore our results of operations may be adversely affected by political or economic instability or military operations in or around Israel.

We have offices and a manufacturing facility in Israel and many of our suppliers are located in Israel. Therefore, political, economic, and military conditions in Israel directly affect our operations. The future of peace efforts between Israel and its Arab neighbors remains uncertain. Any armed conflicts or further political instability in the region is likely to negatively affect business conditions and adversely affect our results of operations. Furthermore, several countries continue to restrict or ban business with Israel and Israeli companies. These restrictive laws and policies may seriously limit our ability to make sales in those countries.

In addition, many employees in Israel are obligated to perform at least 30 days and up to 40 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations in Israel could be disrupted by the absence for a significant period of one or more key employees or a significant number of other employees due to military service. Any disruption in our operations in Israel could materially adversely affect our business.

We depend on our manufacturing and warehouse facility in Israel. If operations at this facility are interrupted for any reason, there could be a material adverse effect on our results of operations.

We currently assemble and test a majority of our NURIT products and some of our Dione products at our manufacturing facility located in Israel. Component and limited finished product inventories are also stored at this facility. Disruption of the manufacturing process at this facility or damage to it, whether as a result of fire, natural disaster, act of war, terrorist attack, or otherwise, could materially affect our ability to deliver products on a timely basis and could materially adversely affect our results of operations. We also assemble some of our NURIT products in Brazil. To the extent products are manufactured by third parties in additional countries, we may become more dependent on third party manufacturers to produce and deliver products sold in these markets on a timely basis and at an acceptable cost.

We depend on a limited number of customers, including distributors and resellers, for sales of a large percentage of our System Solutions. If we do not effectively manage our relationships with them, our net revenues and operating results will suffer.

We sell a significant portion of our solutions through third parties such as independent distributors, independent sales organizations, or ISOs, value-added resellers, and payment processors. We depend on their active marketing and sales efforts. These third parties also provide after-sales support and related services to end user customers. When we introduce new applications and solutions, they also provide critical support for developing and porting the custom software applications to run on our various electronic payment systems and, internationally, in obtaining requisite certifications in the markets in which they are active. Accordingly, the pace at which we are able to introduce new solutions in markets in which these parties are active depends on the resources they dedicate to these tasks. Moreover, our arrangements with these third parties typically do not prevent them from selling products of other companies, including our competitors, and they may elect to market our competitors’ products and services in preference to our system solutions. If one or more of our major resellers terminates or otherwise adversely changes its relationship with us, we may be unsuccessful in replacing it. The loss of one of our major resellers could impair our ability to sell our solutions and result in lower revenues and income. It could also be time consuming and expensive to replicate, either directly or through other resellers, the certifications and the custom applications owned by these third parties.

A significant percentage of our net revenues is attributable to a limited number of customers, including distributors and ISOs. For the fiscal year ended October 31, 2007, our ten largest customers accounted for approximately 30.8% of our net revenues. No customer accounted for more than 10% of our net revenues in that period. If any of our large customers significantly reduces or delays purchases from us or if we are required to sell products to them at reduced prices or on other terms less favorable to us, our revenues and income could be materially adversely affected.

A majority of our net revenues is generated outside of the United States and we intend to continue to expand our operations internationally. Our results of operations could suffer if we are unable to manage our international expansion and operations effectively.

During the fiscal year ended October 31, 2007, 61% of our net revenues were generated outside of the United States. We expect our percentage of net revenues generated outside of the United States to continue to increase in the coming years. Part of our strategy is to expand our penetration in existing foreign markets and to enter new foreign markets. Our ability to penetrate some international markets may be limited due to different technical standards, protocols or product requirements. Expansion of our international business will require significant management attention and financial resources. Our international net revenues will depend on our continued success in the following areas:

•	securing commercial relationships to help establish our presence in international markets;

•	hiring and training personnel capable of marketing, installing and integrating our solutions, supporting customers, and managing operations in foreign countries;

•	localizing our solutions to target the specific needs and preferences of foreign customers, which may differ from our traditional customer base in the United States;

•	building our brand name and awareness of our services among foreign customers; and

•	implementing new systems, procedures, and controls to monitor our operations in new markets.

In addition, we are subject to risks associated with operating in foreign countries, including:

•	multiple, changing, and often inconsistent enforcement of laws and regulations;

•	satisfying local regulatory or industry imposed security or other certification requirements;

•	competition from existing market participants that may have a longer history in and greater familiarity with the foreign markets we enter;

•	tariffs and trade barriers;

•	laws and business practices that favor local competitors;

•	fluctuations in currency exchange rates;

•	extended payment terms and the ability to collect accounts receivable;

•	economic and political instability in foreign countries;

•	imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries;

•	changes in a specific country’s or region’s political or economic conditions; and

•	greater difficulty in safeguarding intellectual property in areas such as China, Russia, and Latin America.

In addition, compliance with foreign and U.S. laws and regulations that are applicable to our international operations is complex and may increase our cost of doing business in international jurisdictions and our international operations could expose us to fines and penalties if we fail to comply with these regulations. These laws and regulations include import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials. Although we have implemented policies and procedures designed to ensure compliance with these laws, there can be no assurance that our employees, contractors, and agents will not take actions in violation of our policies, particularly as we expand our operations through organic growth and acquisitions. Any such violations could subject us to civil or criminal penalties, including substantial fines or prohibitions on our ability to offer our products and services to one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our business, and our operating results. In addition, if we fail to address the challenges and risks associated with international expansion and acquisition strategy, we may encounter difficulties implementing our strategy, which could impede our growth or harm our operating results.

Our quarterly operating results may fluctuate significantly as a result of factors outside of our control, which could cause the market price of our common stock to decline.

We expect our revenues and operating results to vary from quarter to quarter. As a consequence, our operating results in any single quarter may not meet the expectations of securities analysts and investors, which could cause the price of our common stock to decline. Factors that may affect our operating results include:

•	the type, timing, and size of orders and shipments;

•	demand for and acceptance of our new product offerings;

•	delays in the implementation and delivery of our products and services, which may impact the timing of our recognition of revenues;

•	variations in product mix and cost during any period;

•	development of new relationships and maintenance and enhancement of existing relationships with customers and strategic partners;

•	component supplies, manufacturing, or distribution difficulties;

•	deferral of customer contracts in anticipation of product or service enhancements;

•	timing of commencement, implementation, or completion of major implementations projects;

•	timing of governmental, statutory and industry association requirements;

•	the relative mix of North America and International net revenues;

•	fluctuations in currency exchange rates;

•	the fixed nature of many of our expenses; and

•	industry and economic conditions, including competitive pressures and inventory obsolescence.

In particular, differences in relative growth rates between our businesses in North America and internationally may have a significant effect on our operating results, particularly our reported gross profit percentage, in any individual quarter, with International sales carrying lower margins.

In addition, we have in the past and may continue to experience periodic variations in sales to our key vertical and international markets. These periodic variations occur throughout the year and may lead to fluctuations in our quarterly operating results depending on the impact of any given market during that quarter and could lead to volatility in our stock price.

Our North American and International operations are not equally profitable, which may promote volatility in our earnings and may adversely impact future growth in our earnings.

Our International sales of System Solutions tend to carry lower average selling prices and therefore have lower gross margins than our sales in North America. As a result, if we successfully expand our International sales, any improvement in our results of operations will likely not be as favorable as an expansion of similar magnitude in the United States and Canada. In addition, we are unable to predict for any future period our proportion of revenues that will result from International sales versus sales in North America. Variations in this proportion from period to period may lead to volatility in our results of operations which, in turn, may depress the trading price of our common stock.

Fluctuations in currency exchange rates may adversely affect our results of operations.

A substantial portion of our business consists of sales made to customers outside the United States. A portion of the net revenues we receive from such sales is denominated in currencies other than the U.S. dollar. Additionally, portions of our cost of net revenues and our other operating expenses are incurred by our International operations and denominated in local currencies. Fluctuations in the value of these net revenues, costs and expenses as measured in U.S. dollars have affected our results of operations historically, and adverse currency exchange rate fluctuations may have a material impact in the future. In addition, our balance sheet reflects non-U.S. dollar denominated assets and liabilities, primarily intercompany balances, which can be adversely affected by fluctuations in currency exchange rates. We have entered into foreign currency forward contracts and other arrangements intended to hedge our exposure to adverse fluctuations in exchange rates. Nevertheless, these hedging arrangements may not always be effective, particularly in the event of imprecise forecasts of non-U.S. denominated assets and liabilities. Accordingly, if there is an adverse movement in exchange rates, we might suffer significant losses. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

•	we may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures; and

•	we may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to fully offset our exposure.

Security is vital to our customers and end users and therefore breaches in the security of our solutions could adversely affect our reputation and results of operations.

Protection against fraud is of key importance to the purchasers and end users of our solutions. We incorporate security features, such as encryption software and secure hardware, into our solutions to protect against fraud in electronic payment transactions and to ensure the privacy and integrity of consumer data. Our solutions may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system and applications, or the hardware platform. Security vulnerabilities could jeopardize the security of information transmitted or stored using our solutions. In general, liability associated with security breaches of a certified electronic payment system belongs to the institution that acquires the financial transaction. However, if the security of our solutions is compromised, our reputation and marketplace acceptance of our solutions will be adversely affected, which would cause our business to suffer, and we may become subject to damage claims.

Our solutions may have defects that could result in sales delays, delays in our collection of receivables, and claims against us.

We offer complex solutions that are susceptible to undetected hardware and software errors or failures. Solutions may experience failures when first introduced, as new versions are released, or at any time during their lifecycle. Any product recalls as a result of errors or failures could result in the loss of or delay in market acceptance of our solutions and adversely affect our business and reputation. Any significant returns or warranty claims could result in significant additional costs to us and could adversely affect our results of operations. Our customers may also run third-party software applications on our electronic payment systems. Errors in third-party applications could adversely affect the performance of our solutions.

The existence of defects and delays in correcting them could result in negative consequences, including the following: harm to our brand; delays in shipping system solutions; loss of market acceptance for our system solutions; additional warranty expenses; diversion of resources from product development; and loss of credibility with distributors and customers. Correcting defects can be time consuming and in some circumstances extremely difficult. Software errors may take several months to correct, and hardware defects may take even longer to correct.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write-downs and adversely affect our financial condition.

In formulating our solutions, we have focused our efforts on providing to our customers solutions with higher levels of functionality, which requires us to develop and incorporate cutting edge and evolving technologies. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

•	the need to maintain significant inventory of components that are in limited supply;

•	buying components in bulk for the best pricing;

•	responding to the unpredictable demand for products;

•	cancellation of customer orders; and

•	responding to customer requests for quick delivery schedules.

The accumulation of excess or obsolete inventory may result in price reductions and inventory write-downs, which could adversely affect our business and financial condition. VeriFone incurred an obsolescence cost of $16.6 million for obsolete inventory, scrap, and purchase commitments for excess components at contract manufacturers during the fiscal year ended October 31, 2007, primarily due to the implementation of PCI security standards which significantly reduced the markets in which non-PCI compliant finished goods and related accessories could be sold. In the fiscal year ended October 31, 2006, VeriFone incurred an obsolescence charge of $3.5 million primarily as a result of discontinued and legacy financial and retail products and check readers, in addition to the writedown of certain memory components that are high risk in nature as they are no longer used in manufacturing and are only being held as future repair stock.

Our proprietary technology is difficult to protect and unauthorized use of our proprietary technology by third parties may impair our ability to compete effectively.

We may not be able to protect our proprietary technology, which could enable competitors to develop services that compete with our own. We rely on copyright, trademark, and trade secret laws, as well as confidentiality, licensing and other contractual arrangements to establish and protect the proprietary aspects of our solutions. We do not own any patents that protect important aspects of our current solutions. The laws of some countries in which we sell our solutions and services may not protect software and intellectual property rights to the same extent as the laws in the United States. If we are unable to prevent misappropriation of our technology, competitors may be able to use and adapt our technology. Our failure to protect our technology could diminish our competitive advantage and cause us to lose customers to competitors.

Our business may suffer if we are sued for infringing the intellectual property rights of third parties, or if we are unable to obtain rights to third party intellectual property on which we depend.

Third parties have in the past asserted and may in the future assert claims that our system solutions infringe their proprietary rights. Such infringement claims, even if meritless, may cause us to incur significant costs in defending those claims. We may be required to discontinue using and selling any infringing technology and services, to expend resources to develop non-infringing technology or to purchase licenses or pay royalties for other technology. Similarly, we depend on our ability to license intellectual property from third parties. These or other third parties may become unwilling to license to us on acceptable terms intellectual property that is necessary to our business. In either case, we may be unable to acquire licenses for other technology on reasonable commercial terms or at all. As a result, we may find that we are unable to continue to offer the solutions and services upon which our business depends.

We have received, and have currently pending, third-party claims and may receive additional notices of such claims of infringement in the future. Infringement claims may cause us to incur significant costs in defending those claims. For example, during 2005, VeriFone incurred approximately $1.2 million and Lipman incurred approximately $1.5 million in expenses in connection with the defense and settlement of proceedings brought by Verve L.L.C. More recently, in September 2007, SPA Syspatronic AG commenced an infringement action against us and others and in March 2008, Cardsoft, Inc. and Cardsoft (Assignment for the Benefit of Credits), LLC commenced an infringement action against us and others. Infringement claims are expensive and time-consuming to defend, regardless of the merits or ultimate outcome. Similar claims may result in additional protracted and costly litigation. There can be no assurance that we will continue to prevail in any such actions or that any license required under any such patent or other intellectual property would be made available on commercially acceptable terms, if at all. See “Item 3 — Legal Proceedings” of our Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

We face litigation risks that could force us to incur substantial defense costs and could result in damages awards against us that would negatively impact our business.

As described in “Item 3 — Legal Proceedings” of our Annual Report on Form 10-K for the fiscal year ended October 31, 2007, there are a number of pending litigation and tax assessment matters each of which may be time-consuming to resolve, expensive to defend, and disruptive to normal business operations. The outcome of litigation is inherently difficult to predict. An unfavorable resolution of any specific lawsuit could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to attract, integrate, manage, and retain qualified personnel.

Our success depends to a significant degree upon the continued contributions of our key senior management, engineering, sales and marketing, and manufacturing personnel, many of whom would be difficult to replace. In addition, our future success also depends on our ability to attract, integrate, manage, and retain highly skilled employees throughout our businesses. Competition for some of these personnel is intense, and in the past, we have had difficulty hiring employees in our desired time frame, particularly qualified finance and accounting professionals. We may be unsuccessful in attracting and retaining personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly engineers and sales personnel, could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

In January and July 2008, we implemented work force reduction plans reducing the number of employees and contractors. These reductions have also required that we reassign certain employee duties. Workforce reductions and job reassignments could negatively affect employee morale, and make it difficult to motivate and retain the remaining employees and contractors, which would affect our ability to deliver our products in a timely fashion and otherwise negatively affect our business.

In addition, the restatement of our historical interim financial statements has adversely impacted our ability to attract and retain qualified personnel and may also affect the morale and productivity of our workforce, including as a result of the uncertainties inherent in that process as well as our inability to provide equity-based compensation or permit the exercise of outstanding stock options until we have filed all of our required reports with the SEC.

Moreover, the restatement process has adversely affected the market for our shares making our equity compensation program potentially less attractive for current or prospective employees.

Shipments of electronic payment systems may be delayed by factors outside of our control, which can harm our reputation and our relationships with our customers.

The shipment of payment systems requires us or our manufacturers, distributors, or other agents to obtain customs or other government certifications and approvals, and, on occasion, to submit to physical inspection of our systems in transit. Failure to satisfy these requirements, and the very process of trying to satisfy them, can lead to lengthy delays in the delivery of our solutions to our direct or indirect customers. Delays and unreliable delivery by us may harm our reputation in the industry and our relationships with our customers.

Force majeure events, such as terrorist attacks, other acts of violence or war, political instability, and health epidemics may adversely affect us.

Terrorist attacks, war and international political instability, along with health epidemics may disrupt our ability to generate revenues. Such events may negatively affect our ability to maintain sales revenues and to develop new business relationships. Because a substantial and growing part of our revenues is derived from sales and services to customers outside of the United States and we have our electronic payment systems manufactured outside the U.S., terrorist attacks, war and international political instability anywhere may decrease international demand for our products and inhibit customer development opportunities abroad, disrupt our supply chain and impair our ability to deliver our electronic payment systems, which could materially adversely affect our net revenues or results of operations. Any of these events may also disrupt global financial markets and precipitate a decline in the price of our common stock.

While we believe we comply with environmental laws and regulations, we are still exposed to potential risks associated with environmental laws and regulations.

We are subject to other legal and regulatory requirements, including a European Union directive that places restrictions on the use of hazardous substances (RoHS) in electronic equipment, a European Union directive on Waste Electrical and Electronic Equipment (WEEE), and the environmental regulations promulgated by China’s Ministry of Information Industry (China RoHS). RoHS sets a framework for producers’ obligations in relation to manufacturing (including the amounts of named hazardous substances contained in products sold) and WEEE sets a framework for treatment, labeling, recovery, and recycling of electronic products in the European Union which may require us to alter the manufacturing of the physical devices that include our solutions and/or require active steps to promote recycling of materials and components. Although the WEEE directive has been adopted by the European Commission, national legislation to implement the directive is still pending in the member states of the European Union. In addition, similar legislation could be enacted in other jurisdictions, including in the United States. If we do not comply with the RoHS and WEEE directives and China RoHS, we may suffer a loss of revenue, be unable to sell in certain markets or countries, be subject to penalties and enforced fees, and/or suffer a competitive disadvantage. Furthermore, the costs to comply with RoHS and WEEE and China RoHS, or with current and future environmental and worker health and safety laws may have a material adverse effect on our results of operation, expenses and financial condition.

We may pursue acquisitions and strategic investments, which will involve numerous risks. We may not be able to address these risks without substantial expense, delay or other operational or financial problems.

We may seek to acquire or make investments in related businesses, technologies, or products in the future. Acquisitions or investments involve various risks, such as:

•	the difficulty of integrating the technologies, operations, and personnel of the acquired business, technology or product;

•	the potential disruption of our ongoing business, including the diversion of management attention;

•	the possible inability to obtain the desired financial and strategic benefits from the acquisition or investment;

•	loss of customers;

•	the risk that increasing complexity inherent in operating a larger business may impact the effectiveness of our internal controls and adversely affect our financial reporting processes;

•	assumption of unanticipated liabilities;

•	the loss of key employees of an acquired business; and

•	the possibility of our entering markets in which we have limited prior experience.

Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to other intangible assets that could adversely affect our business, operating results, and financial condition. We depend on the retention and performance of existing management and employees of acquired businesses for the day-to-day management and future operating results of these businesses.

Risks Related to Our Industry

Our markets are highly competitive and subject to price erosion.

The markets for our system solutions and services are highly competitive, and we have been subject to price pressures. Competition from manufacturers, distributors, or providers of products similar to or competitive with our system solutions or services could result in price reductions, reduced margins, and a loss of market share or could render our solutions obsolete. For example, First Data Corporation, a leading provider of payments processing services, and formerly our largest customer, has developed and continues to develop a series of proprietary electronic payment systems for the U.S. market.

We expect to continue to experience significant and increasing levels of competition in the future. We compete with suppliers of cash registers that provide built-in electronic payment capabilities and producers of software that facilitates electronic payment over the internet, as well as other manufacturers or distributors of electronic payment systems. We must also compete with smaller companies that have been able to develop strong local or regional customer bases. In certain foreign countries, some competitors are more established, benefit from greater name recognition and have greater resources within those countries than we do.

If we do not continually enhance our existing solutions and develop and market new solutions and enhancements, our net revenues and income will be adversely affected.

The market for electronic payment systems is characterized by:

•	rapid technological change;

•	frequent product introductions and enhancements;

•	evolving industry and government performance and security standards; and

•	changes in customer and end-user requirements.

Because of these factors, we must continually enhance our existing solutions and develop and market new solutions.

We cannot be sure that we will successfully complete the development and introduction of new solutions or enhancements or that our new solutions will be accepted in the marketplace. We may also fail to develop and deploy new solutions and enhancements on a timely basis. In either case, we may lose market share to our competitors, and our net revenues and results of operations could suffer.

We must adhere to industry and government regulations and standards and therefore sales will suffer if we cannot comply with them.

Our system solutions must meet industry standards imposed by EMVCo LLC, Visa, MasterCard, and other credit card associations and standard setting organizations. New standards are continually being adopted or proposed as a result of worldwide anti-fraud initiatives, the increasing need for system compatibility and technology developments such as wireless and wireline IP communication. Our solutions also must comply with government regulations, including those imposed by telecommunications authorities and independent standards groups worldwide regarding emissions, radiation, and connections with telecommunications and radio networks. We cannot be sure that we will be able to design our solutions to comply with future standards or regulations on a timely basis, if at all. Compliance with these standards could increase the cost of developing or producing our solutions. New products designed to meet any new standards need to be introduced to the market and ordinarily need to be certified by the credit card associations and our customers before being purchased. The certification process is costly and time consuming and increases the amount of time it takes to sell our products. Our business and financial condition could be adversely affected if we cannot comply with new or existing industry standards, or obtain or retain necessary regulatory approval or certifications in a timely fashion, or if compliance results in increasing the cost of our products. Selling products that are non-compliant may result in fines against us or our customers, which we may be liable to pay.

Risks Related to Our Capital Structure

Our secured credit facility contains restrictive and financial covenants and, if we are unable to comply with these covenants, we will be in default. A default could result in the acceleration of our outstanding indebtedness, which would have an adverse effect on our business and stock price.

On October 31, 2006, we entered into a secured Credit Agreement consisting of a Term B Loan facility of $500 million and a revolving credit facility permitting borrowings of up to $40 million. The proceeds from the Term B loan were used to repay all outstanding amounts relating to an existing senior secured credit agreement, pay certain transaction costs, and partially fund the cash consideration in connection with the acquisition of Lipman on November 1, 2006. As of July 31, 2008, we had a Term B Loan balance of $232.5 million.

Our secured credit facility contains customary covenants that require our subsidiaries to maintain certain specified financial ratios and restrict their ability to make certain distributions with respect to their capital stock, prepay other debt, encumber their assets, incur additional indebtedness, make capital expenditures above specified levels, engage in certain business combinations, or undertake various other corporate activities. Therefore, as a practical matter, these covenants restrict our ability to engage in or benefit from such activities. In addition, we have, in order to secure repayment of our secured credit facility, pledged substantially all of our assets and properties. This pledge may reduce our operating flexibility because it restricts our ability to dispose of these assets or engage in other transactions that may be beneficial to us.

In connection with our restatement process, we sought and obtained an initial amendment to our Credit Agreement delaying our obligation to provide required financial reports until April 30, 2008. In connection with the initial amendment we paid to the consenting lenders an amendment fee aggregating approximately $0.7 million and we also agreed to an increase in the interest rate payable on our term loan of 0.25% per year. On April 28, 2008, we sought and obtained a second amendment to our Credit Agreement to further delay our obligation to provide required financial reports until July 31, 2008. In connection with the second amendment, we paid to the consenting lenders an additional amendment fee aggregating approximately $0.7 million. We also agreed to an increase in the interest rate payable on our term loan and any revolving commitments of 0.75% per year, an increase of 0.125% per year to the commitment fee for unused revolving commitments and an increase of 0.75% per year to the letter of credit fees. On July 31, 2008, we sought and obtained a third amendment to our Credit Agreement to further delay our obligation to provide required financial reports until August 31, 2008. In connection with the third amendment, we paid to the consenting lenders an additional amendment fee aggregating approximately $0.3 million. If we are unable to comply with the covenants in our credit agreement, we will be in default, which could result in the acceleration of our outstanding indebtedness. If acceleration occurs, we may not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance our debt. Even if new financing is made available to us, it may not be available on acceptable terms. If we were to default in performance under the Credit Agreement we may pursue an amendment or waiver of the Credit Agreement with our existing lenders, but there can be no assurance that the lenders would grant another amendment and waiver and, in light of current credit market conditions, any such amendment or waiver may be on terms, including additional fees, as well as increased interest rates and other more stringent terms and conditions that are materially disadvantageous to us.

Our indebtedness and debt service obligations will increase under our secured credit facility, which may adversely affect our cash flow, cash position, and stock price.

We intend to fulfill our debt service obligations under our secured credit facility from existing cash, investments and operations. In the future, if we are unable to generate cash or raise additional cash financings sufficient to meet these obligations and need to use more of our existing cash than planned or to liquidate investments in order to fund these obligations, we may have to delay or curtail the development and or the sales and marketing of new payment systems.

Our indebtedness could have significant additional negative consequences, including, without limitation:

•	requiring the dedication of a significant portion of our expected cash flow to service the indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures;

•	increasing our vulnerability to general adverse economic conditions;

•	limiting our ability to obtain additional financing; and

•	placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

Any modification of the accounting guidelines for convertible debt could result in higher interest expense related to our convertible debt, which could materially impact our results of operations and earnings per share.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to account separately for the liability and equity components of the instrument. The debt would be recognized at the present value of its cash flows discounted using the issuer’s nonconvertible debt borrowing rate at the time of issuance. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. The FSP also requires accretion of the resultant debt discount over the expected life of the debt. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Entities are required to apply the FSP retrospectively for all periods presented. We are currently evaluating FSP APB 14-1 and have not yet determined the impact its adoption will have on our consolidated financial statements. However, the impact of this new accounting treatment will be significant and will result in a significant increase to non-cash interest expense beginning in fiscal year 2010 for financial statements covering past and future periods.

Some provisions of our certificate of incorporation and bylaws may delay or prevent transactions that many stockholders may favor.

Some provisions of our certificate of incorporation and bylaws may have the effect of delaying, discouraging or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might receive a premium for their shares. These provisions include:

•	authorization of the issuance of “blank check” preferred stock without the need for action by stockholders;

•	the removal of directors or amendment of our organizational documents only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote;

•	provision that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of the directors then in office;

•	inability of stockholders to call special meetings of stockholders, although stockholders are permitted to act by written consent; and

•	advance notice requirements for board nominations and proposing matters to be acted on by stockholders at stockholder meetings.

Our share price has been volatile and we expect that the price of our common stock may continue to fluctuate substantially.

Our stock price has fluctuated substantially since our initial public offering and more recently since the announcement of our anticipated restatement in December 2007. In addition to fluctuations related to Company-specific factors, broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our stock, or our failure to meet the estimates made by securities analysts;

•	changes in the market valuations of other companies operating in our industry;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	additions or departures of key personnel; and

•	sales of our common stock, including sales of our common stock by our directors and officers or by our principal stockholders.

As of August 31, 2008, we have approximately 84,325,800 shares of our common stock outstanding and 14,059,515 shares reserved for issuance under our equity compensation plans and the Notes. We have 100 million shares of common stock authorized under our certificate of incorporation. We are obligated under the terms of the Notes to seek an increase in the authorized number of shares of our common stock. We will seek such an increase in connection with our 2008 annual meeting of stockholders. If we are unsuccessful in increasing our authorized capital, we will be required to continue to pay additional interest on the Notes. We will also be unable to provide additional equity compensation to our existing and new employees, which could materially adversely affect our business.

Risks Related to the Notes and Our Common Stock

The Notes are effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.

The Notes are our general, unsecured obligations and rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. As a result, the Notes are effectively subordinated to existing and future secured indebtedness we may have to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. These liabilities may include indebtedness under the secured credit facility of VeriFone, Inc. described above, trade payables, guarantees, lease obligations and letter of credit obligations. As set forth in “Description of the Notes — Limitations on Incurrence of Indebtedness,” the Notes contain a restriction on the ability of VeriFone, Inc. to incur or guarantee unsecured indebtedness in excess of $20 million without guaranteeing the Notes on an equal and ratable basis. Other than this limitation, the Notes do not restrict us or our subsidiaries from incurring indebtedness, including senior secured indebtedness in the future, nor do they limit the amount of indebtedness we can issue that is equal in right of payment.

The terms of the Notes do not contain restrictive covenants and provide only limited protection in the event of a change of control.

The indenture under which the Notes were issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or, except as set forth in “Description of the Notes — Limitations on Incurrence of Indebtedness,” limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the Notes upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Notes — Fundamental Change Put.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a Note is converted in connection with such a transaction as set forth under “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”

Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the Notes and common stock but would not constitute a fundamental change under the Notes.

We may be unable to repurchase the Notes when required by the holders, including following a fundamental change, or we may be unable to pay the cash portion of the conversion price pursuant to any conversion of the Notes.

Holders of the Notes have the right to require us to repurchase the Notes upon the occurrence of a fundamental change prior to maturity as described under “Description of the Notes — Fundamental Change Put.” Any of our future debt agreements may contain a similar provision. In addition, as described under “Description of the Notes — Conversion Rights,” upon conversion of the Notes, we will be required to pay to the holder of a Note a cash payment equal to the lesser of the principal amount of the Notes being converted or the conversion value of those Notes. We may not have sufficient funds to make the required repurchase or the cash payment upon conversion at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes or satisfy our cash payment obligations upon conversion may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our senior credit facility, which will limit our ability to repurchase the Notes in certain circumstances. If we fail to repurchase the Notes as required by the indenture or if we fail to make required cash payments upon conversion of the Notes, it would constitute an event of default under the indenture governing the Notes, which, in turn, would constitute an event of default under our senior credit facility.

We are a holding company, and our ability to make payments on the Notes depends on our ability to receive dividends or other distributions from our subsidiaries.

Our operations are conducted through direct and indirect subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and our ability to meet our obligations, including with respect to the Notes, will depend on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders. In the event of bankruptcy proceedings affecting one of these subsidiaries, to the extent we are recognized as a creditor of that entity, our claim could still be junior to any security interest in or other lien on any assets of that entity and to any of its debt and other obligations that are senior to the payment of the Notes. We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to pay interest and principal on, and amounts owing upon conversion of, the Notes or meet our other obligations.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Notes.

Upon the occurrence of a fundamental change, you have the right to require us to offer to repurchase the Notes. However, the fundamental change provisions will not afford protection to holders of the Notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Notes.

The convertible note hedge and warrant transactions may affect the value of the Notes and our common stock.

In connection with the offering of the Notes, we entered into convertible note hedge transactions with respect to our common stock with affiliates of the initial purchasers of the Notes (the “counterparties”). The transactions are expected generally to reduce the potential equity dilution upon conversion of the Notes. We also sold warrants to the counterparties. The warrants will have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. The warrants have a strike price of $62.356 per share. These transactions were accounted for as an adjustment to our stockholders’ equity.

In connection with establishing their initial hedge of these transactions, the counterparties (and/or their affiliates) may have entered into, or may in the future enter into, various derivative transactions with respect to our common stock or purchase shares of our common stock. These activities could have the effect of increasing or preventing a decline in the price of our common stock. In addition, the counterparties (and/or their affiliates) may modify their hedge positions from time to time by entering into or unwinding various derivative transactions with respect to our common stock or by purchasing or selling our common stock in secondary market transactions (including on and after the 22nd scheduled trading day prior to the maturity of the Notes and during any conversion period related to a conversion of the Notes), which could adversely affect the value of our common stock and, as a result, the value of the Notes or could have the effect of increasing or preventing a decline in the value of our common stock.

The potential effect, if any, of any of these transactions and activities on the market price of our common stock or the Notes will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could adversely affect the value of our common stock and the value of the Notes and, as a result, the value of the consideration and the number of shares, if any, that you would receive upon the conversion of the Notes and, under certain circumstances, your ability to convert the Notes.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the Notes or the shares of our common stock. In addition, we do not make any representation that the counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Provisions of the Notes could discourage an acquisition of us by a third party.

Certain provisions of the Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the Notes will have the right, at their option, to require us to repurchase all of their Notes or any portion of the principal amount of such Notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option time value of your Notes as a result of such fundamental change.

If certain types of fundamental changes occur, we may adjust the conversion rate of the Notes to increase the number of shares issuable upon conversion. The number of additional shares to be added to the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change as described under “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” Although this adjustment is designed to compensate you in respect of the lost option value of your Notes as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value based upon assumptions made on the date on which the Notes were priced and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $36.68 or more than $160.00 (subject to adjustment), there will be no such adjustment. In addition, unless and until we obtain stockholder approval to increase our authorized capital, your ability to receive additional shares will be limited. See “— You may not be able to participate in all of the stock price appreciation above the conversion price.”

The conditional conversion feature of the Notes could result in your receiving less than the value of the common stock into which a Note is convertible.

Prior to March 15, 2012, the Notes are convertible into cash and, if applicable, shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your Notes prior to March 15, 2012, and you may not be able to receive the value of the common stock into which the Notes would otherwise be convertible.

You may not be able to participate in all of the stock price appreciation above the conversion price.

Unless and until we obtain stockholder approval to increase our authorized capital, the maximum number of shares available for issuance upon conversion of each $1,000 principal amount of Notes will be the pro rata portion of an aggregate of 3,250,000 shares allocable to such Note, which equates to 10.2766 shares per $1,000 principal amount of Notes. The limit on the number of shares of our common stock that will be issued upon conversion under such circumstances will limit your participation in any appreciation of the price of our common stock above approximately $80.37 per share unless and until we are able to increase our authorized capital. We can make no assurance that stockholder approval will be obtained.

Upon conversion of the Notes, we will pay cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of Notes converted and shares of our common stock with respect to the conversion value in excess thereof. Therefore, holders of the Notes may receive no shares of our common stock or fewer shares than the number into which their Notes are convertible.

Upon conversion, we will pay cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of Notes converted and shares of our common stock with respect to the conversion value in excess thereof, based on a daily conversion value (as defined herein) calculated based on a proportionate basis for each day of the 20 trading day conversion period. See “Description of the Notes — Conversion Rights — Settlement Upon Conversion.” Accordingly, upon conversion of Notes, holders may not receive any shares of our common stock. Further, our liquidity may be reduced upon conversion of the Notes. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the conversion period (as defined under “Description of the Notes — Conversion Rights — Settlement Upon Conversion”), there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and shares, if any, could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

The conversion rate of the Notes may not be adjusted for all dilutive events that may adversely affect the trading price of the Notes or the common stock issuable upon conversion of the Notes.

The conversion rate of the Notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events that may adversely affect the trading price of the Notes or the common stock issuable upon conversion of the Notes.

If we pay a cash dividend on our common stock or otherwise adjust the conversion rate of the Notes, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock or otherwise adjust the conversion rate of the Notes, you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “U.S. Federal Income Tax Considerations.”

We cannot assure you that an active trading market will develop for the Notes. The failure of a market to develop for the Notes could adversely affect the liquidity and value of your Notes.

We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. The initial purchasers may make a market in the Notes. However, they are not obligated to do so and any market-making activities with respect to the Notes may be discontinued by them at any time without notice. In addition, any market-making activity is subject to limits imposed by law. The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the Notes and the shares of common stock issuable upon conversion of the Notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions which may have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

The price of our common stock, and therefore of the Notes, may fluctuate significantly, and this may make it difficult for you to resell the Notes or common stock issuable upon conversion of the Notes when you want or at prices you find attractive.

Because the Notes may be convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes.

There has only been a public market for our common stock since April 29, 2005. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our stock, or our failure to meet the estimates made by securities analysts;

•	changes in the market valuations of other companies operating in our industry;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	additions or departures of key personnel; and

•	sales of our common stock, including sales of our common stock by our directors and officers or by any of our other principal stockholders.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the Notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the Notes.

As a holder of Notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your Notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws that requires stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the federal securities laws. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of such terms or comparable terminology.

Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference herein. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in expectations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Notes or the shares of common stock offered by this prospectus. See “Selling Securityholders.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the fiscal years ended October 31, 2003, 2004, 2005, 2006 and 2007 as well as the nine months ended July 31, 2008:

											Nine Months
	Fiscal Year Ended October 31,										Ended July 31,
	2003		2004		2005		2006		2007		2008

Ratio of Earnings to Fixed Charges	1.901	x	1.755	x	3.728	x	6.953	x	0.752	x	(0.800	)x

The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor (deemed to be seven percent of the operating lease rentals), interest expense on indebtedness and amortization of debt issuance costs. Earnings for the nine months ended July 30, 2008 were inadequate to cover fixed charges. The coverage deficiency was approximately $44.4 million.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on the New York Stock Exchange under the symbol “PAY” since April 29, 2005. Prior to its listing on the New York Stock Exchange, there was no public market for our stock.

The following table sets forth for the indicated periods, the high and low sale prices of our common stock as reported on the New York Stock Exchange.

	High	Low

Fiscal Year ended October 31, 2006
First Quarter	$28.55	$21.70
Second Quarter	33.56	22.85
Third Quarter	33.50	25.95
Fourth Quarter	29.55	21.21

	High	Low

Fiscal Year ended October 31, 2007
First Quarter	$40.82	$29.26
Second Quarter	42.72	34.84
Third Quarter	38.94	31.45
Fourth Quarter	50.00	33.03

	High	Low

Fiscal Year ending October 31, 2008
First Quarter	$49.79	15.59
Second Quarter	21.12	10.10
Third Quarter	16.14	10.75
Fourth Quarter (through September 8, 2008)	21.17	13.85

On September 8, 2008, the closing sale price of our common stock on the New York Stock Exchange was $19.96. As of August 31, 2008, there were approximately 33 stockholders of record. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

DIVIDEND POLICY

We have not declared or paid cash dividends on our capital stock in our most recent two full fiscal years. We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain any future earnings to finance our operations and growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on earnings, financial condition, operating results, capital requirements, any contractual restrictions and other factors that our board of directors deems relevant. In addition, our secured credit facility contains limitations on the ability of our principal operating subsidiary, VeriFone, Inc., to declare and pay cash dividends. Because we conduct our business through our subsidiaries, as a practical matter these restrictions similarly limit our ability to pay dividends on our common stock.

DESCRIPTION OF THE NOTES

We issued the Notes under an indenture dated June 22, 2007, which we refer to as the Indenture, between us and U.S. Bank National Association, as Trustee. The terms of the Notes include those expressly set forth in the Indenture and those provided in the Registration Rights Agreement dated June 22, 2007, which we refer to as the Registration Rights Agreement.

The following description is only a summary of the material provisions of the Notes, the Indenture and the Registration Rights Agreement, and does not purport to be complete. We urge you to read the Indenture and the Registration Rights Agreement in their entirety because they, and not this description, define your rights as a holder of the Notes. You may request copies of these documents from us.

When we refer to “VeriFone Holdings, Inc.,” “VeriFone,” “we,” “our” or “us” in this section, we refer only to VeriFone Holdings, Inc. and not to its subsidiaries.

General

Brief Description of the Notes

The Notes:

•	are initially limited to $316.25 million aggregate principal amount;

•	bear interest at a rate of 1.375% per year, together with any additional interest that may from time to time be payable on the Notes, payable semi-annually in arrears, on June 15 and December 15 of each year;

•	are general unsecured obligations, ranking equally with all of our other senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness;

•	are convertible by you at any time on or prior to the second business day preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “— Conversion Rights,” into cash and, if applicable, shares of our common stock initially based on a conversion rate of 22.7190 shares of our common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $44.02 per share. Unless and until we amend our certificate of incorporation to increase our authorized capital, you will not participate in any appreciation of the price of our common stock above $80.37 per share. In the event of certain types of fundamental changes, we will increase the conversion rate or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Notes are convertible into shares of the acquiring or surviving company, in each case as described herein;

•	are not subject to redemption at our option prior to maturity;

•	are subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “— Fundamental Change Put”; and

•	are due on June 15, 2012, unless earlier converted or repurchased by us at your option.

Neither we nor any of our subsidiaries are subject to any financial covenants under the Indenture. In addition, neither we nor any of our subsidiaries are restricted under the Indenture from paying dividends, incurring debt (except as set forth below under “— Limitations on Incurrence of Indebtedness”) or issuing or repurchasing our securities. You are not afforded protection under the Indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights” and “— Fundamental Change Put.”

No sinking fund is provided for the Notes and the Notes will not be subject to defeasance.

The Notes initially were issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Notes will be shown on, and transfers of beneficial interests in the Notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “— Form, Denomination and Registration — Global Notes, Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

Additional Notes

We may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes and certain other differences made to comply with applicable securities laws, registration rights or similar agreements; provided that such differences do not cause the additional Notes to constitute an issue of debt instruments different from the Notes for U.S. federal income tax purposes; and provided further, that the additional Notes have the same CUSIP number as the Notes offered hereby. The Notes offered by this prospectus and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional Notes may be issued if any event of default has occurred and is continuing with respect to the Notes.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together with accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to global Notes, principal and interest (including additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal and interest (including additional interest, if any) will be payable at our office or agency in New York City, which initially is the office or agency of the trustee in New York City.

Interest

The Notes bear interest at a rate of 1.375% per year, together with any additional interest that may from time to time be payable upon the Notes. We will pay interest (including additional interest, if any) semi-annually, in arrears on June 15 and December 15 of each year to holders of record at 5:00 p.m., New York City time, on the preceding June 1 and December 1, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay accrued interest (excluding any additional interest) on any Notes when they are converted, except as described under “— Conversion Rights;” and

•	we will pay accrued and unpaid interest (including additional interest, if any) to a person other than the holder of record on the record date on the maturity date. On such date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.

We will pay interest on:

•	global Notes to DTC in immediately available funds;

•	any certificated Notes having a principal amount of less than $5,000,000, by check mailed to the holders of those Notes; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity;” and

•	any certificated Notes having a principal amount of $5,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Notes duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If an interest payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

Due to the delay in the registration of the Notes and the shares underlying the Notes, the interest rate on the Notes increased by 0.25% per annum on December 20, 2007 and by an additional 0.25% per annum on March 19, 2008 relating to the Company’s obligations under the Registration Rights Agreement relating to the Notes. On the date of this prospectus, such additional interest ceased to accrue. In addition, the interest rate on the Notes increased an additional 0.25% per annum on May 1, 2008 because of the delay in the filing and delivery of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007. Such additional interest ceased to accrue on August 19, 2008. Because the Company did not increase its authorized capital to permit conversion of the Notes at the initial conversion rate by June 21, 2008, additional interest of 2.0% per annum began to accrue on the Notes on June 21, 2008. If stockholder approval to increase the Company’s authorized capital is received, such additional interest will cease to accrue on the date following such approval.

Limitations on Incurrence of Indebtedness

We will not permit VeriFone, Inc., directly or indirectly, to incur or guarantee any unsecured indebtedness in excess of $20 million in the aggregate, unless prior to or concurrently with such incurrence or guarantee, VeriFone, Inc. guarantees the Notes on an equal and ratable basis.

Conversion Rights

Holders may convert their Notes prior to the close of business on the second business day immediately preceding the maturity date based on an initial conversion rate of 22.7190 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $44.02 per share), only if the conditions for conversion described below are satisfied. The conversion rate will be subject to adjustment as described below. As described under “— Settlement Upon Conversion,” upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the Notes to be converted in cash, with any remaining amount to be satisfied in shares of our common stock. Unless we have previously purchased the Notes, you will have the right to convert any portion of the principal amount of any Notes that is an integral multiple of $1,000 at any time on or prior to the close of business on the second business day immediately preceding the maturity date only under the following circumstances:

(1) on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

(2) at any time on or after March 15, 2012;

(3) if we distribute to all holders of our common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions;”

(4) if we distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions;”

(5) during a specified period if certain events constituting a fundamental change occurs, as described in more detail below under “— Conversion Upon a Fundamental Change;” or

(6) during the five business-day period following any five consecutive trading-day period in which the average trading price for the Notes was less than 98% of the average of the closing sale price of our common stock for each day during such five trading-day period multiplied by the then current conversion rate, as described in more detail below under “— Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “trading price condition.”

In the case of clauses (3) and (4) immediately above, we will notify you at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your Notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date and any announcement by us that such distribution will not take place. In the case of a distribution identified in clauses (3) and (4) immediately above, you may not convert your Notes if you will otherwise participate in the distribution without conversion as a result of holding the Notes.

The “closing sale price” of any share of our common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the closing sale price will be determined by a nationally recognized securities dealer retained by us for that purpose. The closing sale price will be determined without reference to extended or after hours trading. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

Unless and until we obtain stockholder approval to amend our certificate of incorporation to increase our authorized capital, the maximum number of shares available for issuance upon conversion of each $1,000 principal amount of Notes will be the pro rata portion of an aggregate of 3,250,000 shares allocable to such Note, which equates to 10.2766 shares per $1,000 principal amount of Notes. As a result, you will not participate in any appreciation of the price of our common stock above $80.37 per share. Notwithstanding the foregoing, the limitations described above on the maximum number of shares available for issuance upon conversion of the Notes will apply only with respect to the issuance of our common stock upon conversion of the Notes, and not to payment of cash or the issuance of other securities into which the Notes may be convertible. Because we did not increase our authorized capital to permit conversion of all of the Notes at the initial conversion rate by June 21, 2008, the Notes currently bear additional interest at a rate of 2.0% per annum, which will increase 0.25% per annum for each year thereafter. If stockholder approval to increase our authorized capital is received, such additional interest will cease to accrue and, upon conversion of each Note, we will deliver cash or a combination of cash and our common stock without respect to the limitation described above.

We can, however, give no assurance that stockholder approval will be obtained. Other than our obligation to pay additional interest, we will not have any liability for damages with respect to a failure to amend our certificate of incorporation to increase the number of shares of our common stock that we are authorized to issue.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (excluding any additional interest) on the Notes. Accrued and unpaid interest (excluding any additional interest) to the conversion date is deemed to be paid in full with the cash paid and shares of our common stock, if any, issued upon conversion rather than cancelled, extinguished or forfeited.

If you convert all or part of your Notes after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest (including additional interest, if any) accrued and unpaid on those Notes, notwithstanding your conversion of those Notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your Notes for conversion, you must pay us an amount equal to the interest (excluding any additional interest) that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. However, you are not required to make such payment:

•	if you convert your Notes following the regular record date immediately preceding the maturity date;

•	if you convert your Notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue additional interest, if any), if overdue interest (or overdue additional interest) exists at the time of conversion with respect to your Notes.

Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the Notes.

Conversion Upon Specified Corporate Transactions

You will have the right to convert your Notes if we:

•	distribute to all holders of our common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution.

We will notify you at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your Notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your Notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the Notes.

You will also have the right to convert your Notes if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not constitute a fundamental change, in each case pursuant to which all or substantially all of our common stock would be converted into cash, securities and/or other property. In such event, you will have the right to convert your Notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. If you do not convert your Notes during this period, you will generally be entitled to receive, upon subsequent conversion, if any, the kind and amount of cash, securities and other property that you would have received if you had converted your Notes immediately prior to the transaction. Notwithstanding the foregoing, Notes will not become convertible by reason of a transaction described in clause (a) or (b) of clause (4) of the definition of fundamental change (as defined under “— Fundamental Change Put”) or a transaction that is excluded from the definition of fundamental change by the paragraph set forth below clause (5) of the definition of fundamental change (see “— Fundamental Change Put”).

Conversion Upon a Fundamental Change

If a transaction constituting a fundamental change of the type described in clauses (1) or (4) of the definition of fundamental change occurs, you will have the right to convert your Notes at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify you of the anticipated effective date of any fundamental change at least 10 calendar days prior to such date. If you convert your Notes in connection with a fundamental change, you will receive:

•	(1) cash equal to the lesser of (i) the principal amount of the Notes converted and (ii) the conversion value and (2) if the conversion value exceeds the principal amount of the Notes converted, an amount of cash, securities and other assets or property equal to such excess based on the consideration that you would have received if you had held a number of shares of our common stock based on the conversion rate immediately prior to the transaction, with the conversion value based on the consideration received in such transaction; and

•	under certain circumstances, consideration with respect to an adjustment to the conversion rate, which will be in an amount determined as set forth under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” and which will be payable following certain types of fundamental changes.

If you have submitted any or all of your Notes for repurchase, unless you have withdrawn such Notes in a timely fashion, your conversion rights on the Notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any Notes for repurchase, such Notes may be converted only if you submit a withdrawal notice, and if the Notes submitted are evidenced by a global Note, you comply with appropriate DTC procedures.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your Notes for conversion prior to maturity during the five business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each trading day of such five trading-day period was less than 98% of the product of the closing sale price of our common stock for each day during such five-day trading period and the then current conversion rate.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then, for purposes of the trading price condition only, the trading price of the Notes will be deemed to be less than 98% of the applicable conversion rate of the Notes multiplied by the closing sale price of our common stock on such determination date.

The trustee will determine the trading price of the Notes upon our request. We will have no obligation to make that request unless a holder of Notes requests that we do so. If a holder provides such request, we will instruct the trustee to determine the trading price of the Notes for each trading day until it is determined that the trading price, for purposes of the trading price condition, is not less than 98% of the applicable conversion rate of the Notes multiplied by the closing sale price of our common stock on the applicable determination date.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global Note, to convert all or part of your Notes you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest (excluding any additional interest) payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Notes to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest (but excluding any additional interest) payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock, if any, if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock, if any, in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of Notes being converted a “conversion settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the twenty trading days during the conversion period, subject to a maximum number of shares available for issuance upon conversion of each $1,000 principal amount of Notes equal to the pro rata portion of an aggregate of 3,250,000 shares allocable to such Note, which equates to 10.2766 shares per $1,000 principal amount of Notes, unless and until we increase our authorized capital, as described below. Notwithstanding the foregoing, the limitations described above on the maximum number of shares available for issuance upon conversion of the Notes will apply only with respect to the issuance of our common stock upon conversion of the Notes, and not to payment of cash or the issuance of other securities into which the Notes may be convertible.

The “conversion period” means the 20 consecutive trading day period:

•	with respect to conversion notices received during the period beginning 25 scheduled trading days preceding the maturity date and ending on the second business day preceding the maturity date, beginning on the 22nd scheduled trading day immediately preceding the maturity date; and

•	in all other cases, beginning on the third trading day following our receipt of your conversion notice.

The “daily settlement amount,” for each $1,000 principal amount of Notes, for each of the twenty trading days during the conversion period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value for such trading day; and

•	to the extent such daily conversion value exceeds $50, a number of shares of our common stock equal to, (1) the difference between such daily conversion value and $50, divided by (2) the volume weighted average price of our common stock for such day.

The “daily conversion value” for any trading day equals 1/20th of:

•	the conversion rate in effect on that day, multiplied by

•	the volume weighted average price of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on that day.

“Trading day” means a day during which (1) trading in our common stock generally occurs and (2) there is no market disruption event.

“Market disruption event” means (1) a failure by the principal U.S. national or regional securities exchange on which our common stock is then listed, or if our common stock is not listed, the principal other market on which our common stock is then traded, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by a stock exchange or otherwise) in our common stock or in any option contracts or futures contracts relating to our common stock.

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page PAY.N <EQUITY> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

Settlement in cash and shares of our common stock, if any, will occur on the third trading day following the final trading day of the conversion period (as defined above).

We will not issue fractional shares of our common stock upon conversion of the Notes. Instead, we will pay cash in lieu of fractional shares based on the volume weighted average price of our common stock on the final trading day of the conversion period.

Unless and until we obtain stockholder approval to amend our certificate of incorporation to increase our authorized capital to permit conversion of all of the Notes at the initial conversion rate, the maximum number of shares available for issuance upon conversion of each $1,000 principal amount of Notes will be the pro rata portion of an aggregate of 3,250,000 shares allocable to such Note, which equates to 10.2766 shares per $1,000 principal amount of Notes. As a result, you will not participate in any appreciation of the price of our common stock above $80.37 per share. Notwithstanding the foregoing, the limitations described above on the maximum number of shares available for issuance upon conversion of the Notes will apply only with respect to the issuance of our common stock upon conversion of the Notes, and not to payment of cash or the issuance of other securities into which the Notes may be convertible.

Conversion Rate Adjustments

We will adjust the conversion rate for certain events, including:

(1) Issuances of our common stock as a dividend or distribution on our common stock, in which case the conversion rate will be adjusted based on the following formula:

OS1
CR1 = CR0 ×
OS0

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or other distribution;

CR1 = the conversion rate in effect at 9:00 a.m., New York City time, on the ex-dividend date for such dividend or other distribution;

OS0 = number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or other distribution; and

OS1 = the number of shares of our common stock that would be outstanding immediately after giving effect to such dividend or other distribution.

(2) Certain subdivisions, combinations or reclassifications of our common stock, in which case the conversion rate will be adjusted based on the following formula:

OS1
CR1 = CR0 ×
OS0

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision, combination or reclassification;

CR1 = the conversion rate in effect at 9:00 a.m., New York City time, on the date such subdivision, combination or reclassification becomes effective;

OS0 = number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision, combination or reclassification; and

OS1 = number of shares of our common stock that would be outstanding immediately after giving effect to such subdivision, combination or reclassification.

(3) Issuances to all holders of our common stock of certain rights or warrants to purchase, for a period of up to 45 days, our common stock at less than the then-current market price of our common stock, in which case the conversion rate will be adjusted based on the following formula:

OS0+X
CR1 = CR0 ×
OS0+Y

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance;

CR1 = the conversion rate in effect at 9:00 a.m., New York City time, on the ex-dividend date for such issuance;

OS0 = the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the then current market price,

provided that the conversion rate will be readjusted to the extent that any of the rights or warrants are not exercised prior to their expiration.

(4) Distributions to all holders of our common stock of shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

•	the rights and warrants referred to in clause (3) above;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fifth succeeding paragraph below;

•	any dividends or distributions paid exclusively in cash; or

•	any dividends or distributions referred to in the clause (1) above in which case (other than spin-offs of a subsidiary or business unit, which are described below) the conversion rate will be adjusted based on the following formula:

SP0
CR1 = CR0 ×
SP0−FMV

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution;

CR1 = the conversion rate in effect at 9:00 a.m., New York City time, on the ex-dividend date for such distribution;

SP0 = the current market price of our common stock; and

FMV = the fair market value on a per share basis (as determined by our board of directors) on the ex-dividend date for the distribution of the shares of capital stock, evidences of indebtedness or assets distributed with respect to each outstanding share of our common stock.

With respect to an adjustment pursuant to this clause (4) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

FMV0+SP0
CR1 = CR0 ×
SP0

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of the spin-off;

CR1 = the conversion rate in effect at 9:00 a.m., New York City time, on the effective date of the spin-off;

FMV0 = the average of the closing sale prices of the shares of capital stock or equity interests distributed to holders of our common stock applicable to one share of our common stock over the ten consecutive trading day period commencing on and including the effective date of the spin-off; and

SP0 = the average of the closing sale prices of our common stock over the ten consecutive trading day period commencing on and including the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the ten trading days immediately following, and including, the effective date of any spin-off, references with respect to the spin-off to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(5) Dividends or other distributions consisting exclusively of cash to all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger or consolidation), in which case the conversion rate will be adjusted based on the following formula:

SP0
CR1 = CR0 ×
SP0 — C

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution or dividend;

CR1 = the conversion rate in effect at 9:00 a.m., New York City time, on the ex-dividend date for such distribution or dividend;

SP0 = the current market price of our common stock; and

C = the amount in cash per share of such dividend or distribution.

(6) Purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which case the conversion rate will be increased based on the following formula:

FMV+(SP1 × OS1)
CR1 = CR0 ×
OS0 × SP1

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the expiration date;

CR1 = the conversion rate in effect at 9:00 a.m., New York City time, on the business day following the expiration date;

FMV = the fair market value (as determined by our board of directors) on the expiration date of the aggregate consideration payable to stockholders whose shares are (a) validly tendered or exchanged and not withdrawn at the expiration time of such tender offer or exchange offer and (b) accepted for purchase;

OS0 = the number of shares of our common stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time (including after giving effect to such tender offer or exchange offer); and

SP1 = the closing sale price of a share of our common stock on the trading day next succeeding the expiration date.

For purposes of clause (3), (4) and (5) above, “current market price” means the average closing sale price of our common stock for the ten consecutive trading days immediately prior to the ex-dividend date for the distribution requiring such computation. For the purposes of clauses (1), (3), (4) and (5) above, “ex-dividend date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant dividend, distribution or issuance.

To the extent that any future rights plan adopted by us is in effect, upon conversion of the Notes into common stock only or a combination of cash and common stock, you will receive, in addition to the common stock, the rights under the applicable rights agreement unless the rights have separated from our common stock at the time of conversion of the Notes, in which case, the conversion rate will be adjusted as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustment if holders of the Notes may participate in the transaction or in certain other cases. Except with respect to a spin-off, in cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

•	equals or exceeds the average closing price of the common stock over the ten consecutive trading day period ending on the record date for such distribution, or

•	such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of Notes will be entitled to receive upon conversion, in addition to the cash and, if applicable, shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such Notes immediately prior to the record date for determining the stockholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination), or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding Note will, without the consent of the holders of the Notes, become convertible only into the consideration the holders of the Notes would have received if they had converted their Notes solely into our common stock based on the applicable conversion rate immediately prior to such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, except in the limited case of a public acquirer change of control where we elect to have the Notes convertible into public acquirer common stock as described below under “— Conversion After a Public Acquirer Change of Control” and except that the provisions above under “— Settlement Upon Conversion” shall continue to apply following any such transaction, with the daily conversion values based on the consideration received in such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the Notes shall be convertible into the consideration that holders of a majority of our common stock who made such an election received in such transaction. We may not become a party to any such transaction unless its terms are consistent with the foregoing, except that the provisions under “— Settlement Upon Conversion” shall continue to apply.

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option or an adjustment upon a non-stock change of control described below), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “U.S. Federal Income Tax Considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Notes and otherwise (b)(1) upon any conversion of Notes, (2) five business days prior to the maturity of the Notes (whether at stated maturity or otherwise) or (3) prior to any repurchase date, unless such adjustment has already been made.

We are permitted, to the extent permitted by law and the rules of the New York Stock Exchange or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the Notes by any amount for a period of at least 20 days. In that case, we will give at least 15 days’ notice of such increase. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release containing the relevant information through Business Wire or a similar service and make this information available on our website or through another public medium as we may use at that time.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

If and only to the extent you elect to convert your Notes in connection with a transaction constituting a fundamental change of the type described under clause (1) or clause (4) under the definition of a fundamental change described below under “— Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. The number of additional shares by which the conversion rate is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control. We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date.

A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent following the effective date of the non-stock change of control but before the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “— Fundamental Change Put”).

The number of additional shares will be adjusted in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “— Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the hypothetical stock prices and number of additional shares by which the conversion rate shall be increased with respect to Notes for which the holder thereof has elected to convert in connection with a transaction described under clause (1) or clause (4) under the definition of a fundamental change described below:

	Stock Price
Effective Date	$36.68	$44.02	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$120.00	$140.00	$160.00

June 15, 2008	4.5438	2.7759	1.9102	1.0869	0.6590	0.4198	0.2771	0.1870	0.0863	0.0367	0.0111
June 15, 2009	4.5438	2.6242	1.7199	0.9050	0.5135	0.3108	0.1977	0.1298	0.0571	0.0222	0.0044
June 15, 2010	4.5438	2.3722	1.4271	0.6504	0.3271	0.1825	0.1112	0.0717	0.0308	0.0105	0.0002
June 15, 2011	4.5438	1.8953	0.9221	0.2813	0.1016	0.0496	0.0310	0.0215	0.0099	0.0020	—
June 15, 2012	4.5438	—	—	—	—	—	—	—	—	—	—

The exact stock price and effective dates may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $160.00 per share (subject to adjustment), no additional shares will be added to the conversion rate;

•	if the stock price is less than $36.68 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 27.2628 per $1,000 principal amount of the Notes, subject to adjustments in the same manner as the conversion rate. In addition, as described above, unless and until we obtain stockholder approval to increase our authorized capital, your ability to receive these additional shares may be limited.

Additional shares deliverable as described in this section “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” or cash in lieu thereof, will be delivered on the settlement date applicable to the relevant conversion.

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a non-stock change of control constituting a public acquirer change of control (as defined below), we may, in lieu of adding additional shares to the conversion rate as described in ‘‘— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” above, elect to adjust our conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Notes will be entitled to convert their Notes (subject to the satisfaction of certain conditions)

into shares of public acquirer common stock (as defined below), and the conversion rate in effect immediately before the public acquirer change of control will be adjusted by multiplying it by a fraction:

•	the numerator of which will be (i) in the case of a public acquirer change of control pursuant to which our common stock is converted solely into cash, the value of such cash paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means a non-stock change of control in which the acquirer has a class of common stock traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with such non-stock change of control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, provided that such corporation fully and unconditionally guarantees the Notes, in which case all references to public acquirer common stock will refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Upon a public acquirer change of control, if we so elect, holders may convert their Notes (subject to the satisfaction of the conditions to conversion described under “— Conversion Procedures — Procedures to be Followed by a Holder” above) for public acquirer common stock at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under ‘‘— Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” We are required to notify holders of our election in our notice to holders of such transaction. Following any such election, the provisions set forth herein, including those set forth under “— Settlement Upon Conversion,” shall continue to apply except that reference to our common stock shall be deemed to refer to the public acquirer common stock. In addition, upon a public acquirer change of control, in lieu of converting the Notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of the Notes owned by the holder as described below under “— Fundamental Change Put.”

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.

We may be unable to repurchase your Notes upon a fundamental change. Our ability to repurchase the Notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price.

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body);

(2) the first day on which a majority of the members of our board of directors are not continuing directors;

(3) the adoption of a plan relating to our liquidation or dissolution;

(4) the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a) any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of capital stock of the surviving entity; or

(5) the termination of trading of our common stock, which will be deemed to have occurred if our common stock or other capital stock or American Depositary Receipts in respect of shares of capital stock into which the Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (4) above consists of shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded or to be traded immediately following such transaction on a national securities exchange and, as a result of the transaction or transactions, the Notes become convertible into such capital stock or American Depositary Receipts and other applicable consideration.

“Continuing directors” means, as of any date of determination, any member of the board of directors of VeriFone who:

•	was a member of the board of directors on the date of the Indenture; or

•	was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of the new director’s nomination or election.

The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. There is no precise, established definition of the phrase “substantially all” under New York law, which governs the Indenture and the Notes, or under the general corporate law of Delaware, VeriFone’s state of incorporation. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

On or before the fifth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 calendar days after the date of the notice of a fundamental change.

To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Note, the information required by appropriate DTC procedures; if you hold certificated Notes, the Notes’ certificate numbers;

•	the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the Indenture.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Note, the information required by appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the withdrawn Notes;

•	the principal amount of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Notes will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.

If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the repurchase date:

•	the Notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Notes will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.

This fundamental change repurchase right could discourage a potential acquirer of VeriFone. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Notes.

Consolidation, Merger and Sale of Assets by VeriFone

The Indenture provides that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental Indenture in a form reasonably satisfactory to the trustee all of our obligations under the Indenture and the Notes, and by a supplemental agreement, all of our obligations under the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•	if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the Notes, the Indenture and the registration rights agreement; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which VeriFone is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, VeriFone, and VeriFone shall be discharged from its obligations under the Notes, the Indenture and the registration rights agreement.

This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of VeriFone “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the Indenture and the Notes, or under the general corporate law of Delaware, VeriFone’s state of incorporation. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of VeriFone may be uncertain.

An assumption by any person of VeriFone’s obligations under the Notes and the Indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following will be events of default under the Indenture:

•	we fail to pay any interest (including additional interest, if any) on the Notes when due and such failure continues for a period of 30 calendar days;

•	we fail to pay principal of the Notes when due at maturity, or we fail to pay the repurchase price payable, in respect of any Notes when due;

•	we fail to deliver cash and, if applicable, shares of common stock upon the conversion of any Notes and such failure continues for five days following the scheduled settlement date for such conversion;

•	we fail to comply in any material respect with our notice obligations regarding the anticipated effective date or actual effective date of a fundamental change;

•	we fail to perform or observe any other term, covenant or agreement in the Notes or the Indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	a failure to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any indebtedness for borrowed money of VeriFone or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) in an aggregate amount in excess of $25,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the Indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal, interest (including additional interest, if any) on the Notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us or any of our significant subsidiaries, the principal amount of the Notes and accrued and unpaid interest (including additional interest, if any) on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest (including additional interest, if any) on the outstanding Notes to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including additional interest, if any) on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest, if any); and (4) all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including additional interest, if any) that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the Indenture.

No holder of the Notes may pursue any remedy under the Indenture, except in the case of a default in the payment of principal or interest (including additional interest, if any) on the Notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of security or indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Notes during such 60 calendar day period.

Notwithstanding the foregoing, the Indenture provides that, if we so elect, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the Indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relate to the provision of reports), will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes during the first 180 days after the occurrence of such an event of default and 0.50% of the principal amount of the Notes from the 181st day until the 365th day following the occurrence of such an event of default. If we so elect, the additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the Indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default and will have no effect on the rights of holders of Notes under the registration rights agreement. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the Indenture and its consequences, except:

•	our failure to pay principal of or interest (including additional interest, if any) on any Notes when due;

•	our failure to convert any Notes into cash and, if applicable, common stock as required by the Indenture;

•	our failure to pay the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The Indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•	extend the maturity of any Notes;

•	reduce the rate or extend the time for payment of interest (including additional interest, if any) on any Notes;

•	reduce the principal amount of any Notes;

•	reduce any amount payable upon repurchase of any Notes;

•	impair the right of a holder to receive payment with respect to any Notes, including interest and additional interest, if any, or to institute suit for payment of any Notes;

•	change the currency in which any Note is payable;

•	change our obligation to repurchase any Notes upon a fundamental change in a manner adverse to the holders;

•	affect the right of a holder to convert any Notes into cash and, if applicable, shares of our common stock or reduce the number of shares of our common stock or any other property, including cash, receivable upon conversion pursuant to the terms of the Indenture;

•	change our obligation to maintain an office or agency in New York City;

•	subject to specified exceptions, modify certain provisions of the Indenture relating to modification of the Indenture or waiver under the Indenture; or

•	reduce the percentage of the Notes required for consent to any modification of the Indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

The Indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding.

Changes Requiring No Approval

The Indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•	provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of all or substantially all of our assets and those of our subsidiaries taken as a whole, all in accordance with the Indenture;

•	secure the Notes;

•	provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	to add to our covenants for the benefit of the holders of the Notes;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the Indenture to the description of the Notes contained in this prospectus will not be deemed to adversely affect the interests of the holders of the Notes;

•	make any provision with respect to matters or questions arising under the Indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the Indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Notes in any material respect;

•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of the Notes;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	add guarantees of obligations under the Notes;

•	make any changes or modifications necessary in connection with the registration of the Notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the Notes in any material respect; and

•	provide for a successor trustee.

Other

The consent of the holders of Notes is not necessary under the Indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the Indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Rule 144A Information

At any time that we are not required to file with the Commission reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish to the holders or beneficial holders of the Notes or the common stock issued upon conversion and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Reports

We shall deliver to the trustee, within 15 days after filing with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

We have appointed U.S. Bank National Association, the trustee under the Indenture, as paying agent, conversion agent, Notes registrar and custodian for the Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The Indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

Computershare, Ltd. is the transfer agent and registrar for our common stock.

Governing Law

The Notes and the Indenture are governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the Notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Notes upon the request of that holder.

Form, Denomination and Registration

The Notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

The Notes are evidenced by a global Note. We have deposited the global Note with DTC and registered the global Note in the name of Cede & Co. as DTC’s nominee. Except as set forth below, global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.

Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Note, Cede & Co. for all purposes will be considered the sole holder of such global Note. Except as provided below, owners of beneficial interests in a global Note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Notes.

We will pay principal of, premium, if any, and interest (including additional interest, if any) on, and the repurchase price of, a global Note to Cede & Co., as the registered owner of the global Note, by wire transfer of immediately available funds on the maturity date, each interest payment date or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the Notes, including the presentation of the Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the Notes in registered definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Note may be exchanged for registered definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such Notes or the Indenture. The Indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue registered definitive certificates in exchange for any such beneficial interests withdrawn.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the offering of the Notes, we entered into convertible note hedge transactions with respect to our common stock with affiliates of the initial purchasers (the “counterparties”). The convertible note hedge transactions cover, subject to anti-dilution adjustments applicable to the Notes, 7,184,234 shares of our common stock. Concurrently with entering into the convertible note hedge transactions, we also entered into warrant transactions whereby we sold to the counterparties warrants relating to, subject to customary anti-dilution adjustments, up to 7,184,234 shares of our common stock.

The convertible note hedge transactions are expected generally to reduce the potential equity dilution upon conversion of the Notes in the event that the volume weighted average price of our common stock on each trading day of the relevant conversion period or other relevant valuation period is greater than the applicable strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the Notes and is subject, with certain exceptions, to the adjustments applicable to the conversion price of the Notes. If however, the volume weighted average price of our common stock on each trading day of the measurement period at maturity of the warrants exceeds the applicable strike price of the warrants, there would nevertheless be dilution to the extent that such volume weighted average price of our common stock exceeds the strike price of the warrants. The warrants have a strike price of $62.356 per share.

In addition, if we do not obtain stockholder approval for an increase in the number of our authorized shares by the date of the second annual meeting of our stockholders after June 18, 2007, the number of shares underlying the warrants will increase by 10%, and the warrants will be subject to early termination by the counterparties.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the counterparties, are not part of the terms of the Notes and do not change the holders’ rights under the Notes. Noteholders do not have any rights with respect to the convertible note hedge or warrant transactions.

For a discussion of the potential impact of any market or other activity by the counterparties in connection with these convertible note hedge and warrant transactions, see “Risk Factors — Risks Related to the Notes and Our Common Stock — The convertible note hedge and warrant transactions may affect the value of the Notes and our common stock.”

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of material terms of our certificate of incorporation and bylaws. They may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and bylaws, copies of which are filed with the SEC. The following descriptions are qualified in their entirety by reference to the certificate of incorporation and bylaws and applicable law.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 31, 2008, there were 84,325,800 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

We are authorized to issue one class of common stock. Stockholders are entitled to one vote for each share of our common stock held of record on all matters on which stockholders are entitled or permitted to vote. Our common stock does not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of our common stock voting for the election of directors can elect all the directors standing for election. Holders of our common stock will be entitled to receive dividends, if any, out of legally available funds when and if declared from time to time by our board of directors. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any then outstanding preferred stock. Our common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable and the shares of common stock offered hereby will be fully paid and nonassessable.

Preferred Stock

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing our change in control, and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may have the effect of delaying, discouraging, or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might receive a premium for their shares. These provisions include:

•	authorization of the issuance of “blank check” preferred stock without the need for action by stockholders;

•	the removal of directors or amendment of our organizational documents only by the affirmative vote of the holders of two-thirds, or for certain amendments, four-fifths, of the shares of our capital stock entitled to vote;

•	provision that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of the directors then in office;

•	inability of stockholders to call special meetings of stockholders, although stockholders are permitted to act by written consent; and

•	advance notice requirements for board nominations and proposing matters to be acted on by stockholders at stockholder meetings.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware General Corporation Law, our certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of a corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

The duty of loyalty generally requires that, when acting on behalf of a corporation, officers and directors act in the best interests of the corporation and its stockholders. In circumstances where an officer or director owes fiduciary duties to more than one entity it can be difficult for such person to satisfy duties of loyalty to both entities. Mr. Roche is a principal of our significant stockholder, GTCR, and also serves on our board of directors. Our certificate of incorporation provides that transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approves the transaction, or (3) the transaction is otherwise fair to us. GTCR’s representatives will not be required to offer to us any transaction opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is expressly offered to them solely in their capacity as a director of the company.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

Additionally, as permitted by the Delaware General Corporation Law, our certificate of incorporation provides that:

•	we shall indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law;

•	we shall advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our certificate of incorporation are not exclusive.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Ltd.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “PAY.”

SELLING SECURITYHOLDERS

On June 22, 2007, we issued all of the Notes to Lehman Brothers Inc. and J.P. Morgan Securities Inc., the initial purchasers of the Notes. The initial purchasers then resold the Notes to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A of the Securities Act. Based on representations made to us by the selling securityholders, we believe that the selling securityholders purchased the Notes in the ordinary course of business and that at the time of the purchase of the Notes, such selling securityholders had no agreements or understandings, directly or indirectly with any person to distribute such securities. All of the Notes were issued as “restricted securities” under the Securities Act. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Notes and shares of common stock issuable upon conversion of the Notes.

The following table sets forth information as of August 31, 2008 with respect to the selling securityholders and the principal amounts of Notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the Notes or the common stock issuable upon conversion of the Notes. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the Notes. The percentage of common stock outstanding beneficially owned by each selling securityholder is based on 84,325,800 shares of common stock outstanding on August 31, 2008. The number of shares of common stock issuable upon conversion of the Notes offered hereby is based on a conversion price of $44.02 per share and a cash payment in lieu of any fractional share and assumes that the entire amount of the Notes are settled with shares of common stock, rather than cash and, if applicable, shares of common stock as provided under the terms of the Notes. Assuming that all of the securities offered hereby are sold, none of the selling securityholders will hold greater than one percent of the total number of shares outstanding upon completion of these sales.

	Principal			Shares of
	Amount of Notes			Common
	Beneficially	Shares of		Stock Owned
	Owned and	Common Stock	Convertible	Upon
	Offered Hereby	Owned Prior to	Shares Offered	Completion of
Name	($)	the Offering	Hereby	the Offering

FIST Convertible Securities Fund(1)	21,000,000	477,055	477,055	—
FIST FRK Total Return Fund(1)	2,100,000	47,705	47,705	—
FDP Series — FRK TEMP Total Return Fund(1)	385,000	8,746	8,746	—
FTIF Franklin US Total Return Fund(1)	140,000	3,180	3,180	—
Any other holders of Notes or future transferees, assignees, successors, pledgees or donees of or from any such holder(2)	292,625,000	6,647,546	6,647,546	—

(1) Ed Jamieson and Roger Bayston share voting and dispositive power over these securities.

(2) Assumes that any other holders of Notes or any future transferee from any holder does not beneficially own any common stock other than the common stock issuable upon conversion of the Notes at the initial conversion rate. Information concerning other selling securityholders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required.

To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act. With respect to selling securityholders that are affiliates of broker-dealers, they have represented to us that such entities acquired their Notes in the ordinary course of business and at the time of the purchase of their Notes such selling securityholders had no agreements or understanding, directly or indirectly, with any person to distribute those Notes.

To the extent that we determine that such entities did not acquire their Notes in the ordinary course of business or did not have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

Information concerning other selling securityholders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the securityholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the Notes are convertible may increase or decrease.

CERTAIN UNITED STATES TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes and any common stock received upon conversion of the Notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date on the front cover of this prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion is limited to the U.S. federal tax consequences to holders who are beneficial owners of the Notes or our common stock received upon conversion of the Notes, if any, and who hold the Notes or our common stock received upon conversion of the Notes, if any, as capital assets within the meaning of Section 1221 of the Code (generally, for investment). In addition, this discussion is limited to the tax consequences to holders that purchase the Notes on the secondary market and does not discuss the tax consequences to holders who purchased their Notes in the initial offering. This discussion is limited to the treatment of the Notes starting from the date hereof.

This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, broker dealers, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their Notes or our common stock received upon conversion of the Notes, if any, through, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons that hold Notes or our common stock received upon conversion of the Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of our common stock or more than 5% of the fair market value of the Notes, or Non-U.S. Holders that, on the date of acquisition of the Notes, own Notes with a fair market value of more than 5% of the fair market value of our common stock.

If a partnership holds the Notes or our common stock received upon conversion of the Notes, if any, the tax treatment of a partner will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes or our common stock received upon conversion of the Notes, if any, you are urged to consult your tax advisors. For purposes of this discussion, a U.S. Holder means a beneficial owner of Notes or our common stock received upon conversion of the Notes, if any, and that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	any trust if (a) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A Non-U.S. Holder means any beneficial owner of a Note or our common stock received upon conversion of the Notes, if any, that is not a U.S. Holder.

If you are considering buying the Notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the Notes and our common stock received upon conversion of the Notes, if any, and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

Taxation of the Notes

The tax treatment of the Notes is uncertain, due to certain contingencies which had been considered remote but, contrary to expectations, actually occurred and resulted in additional interest becoming payable on the Notes for a certain period of time. While these contingencies are either no longer relevant or are remote, it is unclear how their occurrence should affect the Notes. Except as otherwise noted below, the discussion below assumes that the special rules governing contingent payment debt obligations will not alter the tax treatment of the Notes. VeriFone, as the issuer of the Notes, intends to treat the Notes in the manner described below.

Interest.  A U.S. Holder of the Notes will be required to include stated interest in income as ordinary income in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Disposition of the Notes.  Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a Note (other than a conversion as discussed in “— Conversion of the Notes”), a U.S. Holder will recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest or market discount (as discussed below), which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. Holder’s tax basis in the Note. The U.S. Holder’s tax basis for a Note will be the purchase price for the Note. Such gain or loss will be treated as long-term capital gain or loss if the Note was held for more than one year. Long-term capital gain recognized by certain non-corporate U.S. Holders (including individuals) in taxable years beginning before January 1, 2011 will be subject to a reduced tax rate. The deductibility of capital losses may be subject to limitations.

Market Discount.  A Note will be treated as if purchased at a market discount, and the Note will be a market discount note, if the difference between the Note’s stated redemption price at maturity and the price paid for the Note is equal to or greater than 1/4 of 1 percent of the Note’s stated redemption price at maturity multiplied by the number of complete years to the Note’s maturity. If the Note’s stated redemption price at maturity exceeds the price paid for the Note by less than 1/4 of 1 percent multiplied by the number of complete years to the Note’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable.

Any gain recognized on the maturity or disposition of a market discount note must be treated as ordinary income to the extent of the accrued market discount on the Note. Alternatively, an election may be made to include market discount in income currently over the life of the Note. If a U.S. Holder makes this election, it will apply to all debt instruments with market discount that the U.S. Holder acquires on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service. If a U.S. Holder owns a market discount note and does not make this election, the U.S. Holder will generally be required to defer deductions for interest on borrowings allocable to the Note in an amount not exceeding the accrued market discount on the Note until the maturity or disposition of the Note.

Market discount on a market discount note will accrue on a straight-line basis unless an election is made to accrue market discount using a constant-yield method. If such election is made, it will apply only to the Note with respect to which it is made and such election may not be revoked.

Notes Purchased at a Premium.  If a U.S. Holder purchases a Note for an amount in excess of its principal amount, such U.S. Holder may elect to treat the excess as amortizable bond premium. If such election is made, the U.S. Holder will reduce the amount required to be included in income each year with respect to interest on the Note by the amount of amortizable bond premium allocable to that year, based on the Note’s yield to maturity. If a U.S. Holder makes an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that such U.S. Holder holds at the beginning of the first taxable year to which the election applies or that are thereafter acquired, and such election may not be revoked without the consent of the Internal Revenue Service.

Alternative Treatment.  The Notes may be subject to the special rules governing contingent payment debt instruments, and such rules may affect the tax treatment of the Notes. Under such rules, a U.S. Holder that is subject to the cash basis method of accounting may be required to accrue the stated interest on the Notes. In addition, it is possible that if such rules apply to the Notes, a U.S. Holder would be required to treat any gain that is recognized upon a sale of the

Notes as ordinary income and may be required to accrue interest at a rate that exceeds the stated interest rate on the Notes. U.S. Holders should consult their tax advisors as to the tax consequences of such alternative treatment.

Conversion of the Notes.

Conversion Entirely into Cash.  In the event that a U.S. Holder receives solely cash in exchange for Notes upon conversion, the U.S. Holder will recognize gain or loss equal to the difference between the proceeds received by such holder (excluding amounts attributable to accrued but unpaid interest or market discount, which will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s tax basis in the Note. See “— Disposition of the Notes” above.

Conversion into Cash and Common Stock.  In the event that a U.S. Holder receives cash and common stock upon conversion, the U.S. federal income tax treatment will depend upon whether the conversion is characterized as a recapitalization or as in part a conversion and in part a redemption of the Notes. If the conversion of the Notes constitutes a recapitalization, a U.S. Holder will recognize capital gain (if any) equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts allocable to accrued interest or market discount or shares allocable to accrued interest, which will be taxed as ordinary income if not previously included in such holder’s income) over the holder’s tax basis in the Note, but in no event will the gain recognized exceed the amount of cash received (excluding cash allocable to interest or market discount and cash received in lieu of a fractional share). No loss will be recognized on such conversion. The U.S. Holder’s tax basis in the common stock received (other than common stock allocable to accrued interest but including any tax basis allocable to a fractional share) will equal the U.S. Holder’s tax basis in the Note, less the amount of cash received (excluding amounts allocable to accrued but unpaid interest or market discount and cash received in lieu of a fractional share), plus the amount of taxable gain recognized on the conversion (other than with respect to a fractional share). A U.S. Holder’s tax basis in the common stock allocable to accrued interest will equal the fair market value of such stock on the date of receipt. The U.S. Holder’s holding period for the common stock will include the holding period for the Notes (except for any common stock received allocable to accrued interest, which will have a holding period beginning on the day after receipt). Cash received in lieu of a fractional share upon conversion of a Note will generally be treated as a payment in exchange for such fractional share. Accordingly, the receipt of cash in lieu of a fractional share generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder’s tax basis allocable to such fractional share.

Any capital gain recognized by U.S. Holders upon conversion will be long-term capital gain if at the time of conversion the Notes have been held for more than one year. Long-term capital gains recognized by noncorporate U.S. Holders, including individuals, will be subject to reduced tax rates.

If the conversion of the Notes is instead treated as in part a conversion into common stock and in part a payment in redemption of the Notes, a U.S. Holder would not recognize any taxable gain or loss with respect to the portion of the Notes considered to be converted into common stock (excluding shares allocable to accrued interest, which will be taxable as ordinary income if not previously included in such holder’s income, and cash received in lieu of a fractional share, which will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder’s tax basis allocable to such fractional share, as described below). A U.S. Holder’s tax basis in the Notes would be allocated pro rata between the portion of the Notes considered to be converted into common stock and the portion of the Notes considered redeemed for cash, in accordance with their fair market values, and the U.S. Holder’s tax basis in the common stock received (other than common stock received with respect to accrued interest but including any tax basis allocable to a fractional share) will equal the tax basis of the portion of the Note allocated to the common stock. A U.S. Holder’s tax basis in the common stock allocable to accrued interest will equal the fair market value of such stock on the date of receipt. The U.S. Holder’s holding period for the common stock received will include the holding period for the Notes (except for any common stock received allocable to accrued interest, which will have a holding period beginning on the day after receipt). The cash received with respect to the portion of the Notes considered to be redeemed would likely be treated as received in redemption of such portion. In that event, a U.S. Holder would generally recognize gain or loss as described above in “— Conversion Entirely into Cash.”

Any shares allocable to accrued market discount should be treated as “exchanged basis” property under the Code and, under applicable rules regarding market discount, upon a U.S. Holder’s disposition of such shares, any gain recognized to the extent of the accrued market discount should be treated as ordinary income.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and common stock for Notes upon conversion.

Adjustments to Conversion Rate.  The conversion rate of the Notes is subject to adjustment under certain circumstances (see “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”). Certain adjustments to (or failures to make such adjustments to) the conversion rate of the Notes that increase a holder’s proportionate interest in our assets or earnings and profits (including an adjustment to the conversion rate in connection with a change of control) may result in a taxable constructive distribution to a U.S. Holder, whether or not such holder ever converts the Notes. This would occur, for example, upon an adjustment to the conversion rate to compensate holders of Notes for distributions of cash or property to our stockholders (but generally not distributions of stock or rights to subscribe for our common stock). Any such constructive distribution will be treated as a dividend for U.S. federal income tax purposes, resulting in ordinary income, to the extent of our current or accumulated earnings and profits. As a result, U.S. Holders could have taxable income as a result of an event pursuant to which they receive no cash or property. It is unclear whether a constructive distribution to U.S. Holders of the Notes would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. A U.S. Holder’s tax basis in a Note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the Notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the U.S. Holders of the common stock will be treated as a constructive distribution to such holders of common stock, taxable as described below. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive distributions.

Distributions on Common Stock.  Distributions paid on our common stock received upon conversion of a Note, if any, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and such dividends will be taxed as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s basis in the common stock, and thereafter as capital gain. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction and dividends received by non-corporate U.S. Holders, including individuals, in tax years beginning prior to January 1, 2011 may qualify for preferential rates of taxation; however, in each case, certain holding period and other limitations apply.

Disposition of Common Stock.  Gain or loss realized by a U.S. Holder on the sale or other disposition of our common stock received upon conversion of a Note, if any, will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock is more than one year (including the U.S. Holder’s holding period for the converted Note, if applicable). Long-term capital gain recognized by non-corporate U.S. Holders, including individuals, will be subject to a reduced tax rate. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. The deductibility of capital losses may be subject to limitations.

Non-U.S. Holders

Interest.  Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of interest on a Note, provided that:

•	the Non-U.S. Holder is not an actual or constructive owner of 10% or more of the total voting power of all our voting stock; a controlled foreign corporation related, directly or indirectly, to us through stock ownership; or a bank whose receipt of interest on a Note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	we or our paying agent receives certain information from the Non-U.S. Holder, including certification that such holder is a Non-U.S. Holder on a properly executed IRS Form W-8BEN or other applicable IRS form.

A Non-U.S. Holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless:

•	the income is effectively connected with the conduct of a U.S. trade or business (and is attributable to a U.S. permanent establishment under an applicable income tax treaty) or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Interest on a Note that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States and, if the Non-U.S. Holder is entitled to the benefits under an applicable income tax treaty, attributable to a permanent establishment or a fixed base in the United States, will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or the paying agent with a properly executed IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms.

Conversion of Notes.  To the extent a Non-U.S. Holder realizes any gain as a result of the receipt of cash in the conversion (including the receipt of cash in lieu of a fractional share upon conversion), such gain would be subject to the rules described below under “— Disposition of Notes or Common Stock” with respect to the sale or exchange of a Note. To the extent that a Non-U.S. Holder receives upon conversion any cash or common shares attributable to accrued interest not previously included in income, such cash or shares would be subject to the rules described above for interest.

Adjustments to Conversion Rate.  The conversion rate of the Notes is subject to adjustment in certain circumstances. Any such adjustment (or failure to make such adjustment) could, in certain circumstances, give rise to a deemed distribution to Non-U.S. Holders. See “— U.S. Holders— Adjustments to Conversion Rate” above. In such case, the deemed distribution would be subject to the rules described below under “— Distributions on Common Stock” regarding taxation and withholding of U.S. federal income tax on dividends in respect of common stock. Any resulting withholding tax attributable to deemed dividends may be collected from interest payments made on the Notes or from the proceeds on sale or conversion of the Notes.

Distributions on Common Stock.  Dividends paid on our common stock to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or applicable successor form) certifying its entitlement to benefits under an applicable income tax treaty.

A Non-U.S. Holder who is subject to withholding tax should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Dividends on our common stock (or constructive dividends, see “— Adjustments to Conversion Rate” above) that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States and, if the Non-U.S. Holder is entitled to the benefits under an applicable tax treaty, attributable to a permanent establishment or a fixed base in the United States, will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If dividends (or constructive dividends) are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of dividends will not be subject to U.S. federal withholding tax so long as the Non-U.S. Holder provides us or the paying agent with a properly executed IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms.

Disposition of Notes or Common Stock.  Subject to the rules described below under “— Information Reporting and Backup Withholding,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on gain from the sale or other taxable disposition of a Note or common stock unless:

•	such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to the benefits under an applicable income tax treaty, attributable to a permanent establishment or a fixed base in the United States;

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements; or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale or other taxable disposition and the period during which the Non-U.S. Holder held the Notes or common stock. We believe that we are currently not a U.S. real property holding corporation for U.S. federal income tax purposes, but there is no assurance that we will not become one in the future. If we become a U.S. real property holding corporation, any gain realized on such sale or other taxable disposition by a Non-U.S. Holder will be subject to U.S. federal income tax if our common stock ceases to be regularly traded on an established securities market (as defined in the applicable Treasury regulations) prior to the beginning of the calendar year in which the disposition occurs.

Except to the extent provided by an applicable income tax treaty, a Non-U.S. Holder will be subject to U.S. federal income tax with respect to gain from the sale or other taxable disposition of a Note or common stock that is effectively connected with the conduct by the holder of a trade or business in the United States (and Non-U.S. Holders that are corporations may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If such gain is realized by a Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who meets certain other requirements, then such individual will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other taxable disposition of the Notes or common stock) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, the Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments on the Notes and on the common stock, if any, and the proceeds from a sale or other disposition of the Notes or the common stock, if any. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-U.S. Holders to claim the exemption from withholding tax on interest, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the Notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange on which our common stock may be listed at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the Notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the Notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the Notes or the underlying common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the Notes or the underlying common stock offered by them hereby will be the purchase price of the Notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “PAY.” We do not intend to list the Notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the Notes.

In order to comply with the securities laws of some states, if applicable, the Notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

Profits on the sale of the Notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

A selling securityholder may decide not to sell any Notes or the underlying common stock described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the Notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the Notes and the underlying common stock by other means not described in this prospectus.

With respect to a particular offering of the Notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific Notes or common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

We entered into the Registration Rights Agreement for the benefit of holders of the Notes to register their Notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The Registration Rights Agreement provides that the selling securityholders and VeriFone Holdings, Inc. will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses incident to our performance of or compliance with the Registration Rights Agreement. Each selling securityholder will be responsible for, among other things, payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF THE SECURITIES

The validity of the Notes offered hereby and any shares of common stock issuable upon conversion thereof will be passed upon for us by Sullivan & Cromwell LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of VeriFone Holdings, Inc. appearing in VeriFone Holdings, Inc.’s Annual Report (Form 10-K) for the year ended October 31, 2007, and the effectiveness of VeriFone Holdings, Inc.’s internal control over financial reporting as of October 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that VeriFone Holdings, Inc. did not maintain effective internal control over financial reporting as of October 31, 2007, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Some of the information that you may want to consider in deciding whether to invest in the Notes and any shares of our common stock issuable upon conversion of the Notes is not included in this prospectus, but rather is incorporated by reference to certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in the prospectus. The information incorporated by reference in this prospectus contains important business and financial information. We incorporate by reference the following documents filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our annual report on Form 10-K for the fiscal year ended October 31, 2007;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended January 31, 2008, April 30, 2008 and July 31, 2008;

•	the amendments to our quarterly reports on Form 10-Q for the fiscal quarters ended January 31, 2007, April 30, 2007 and July 31, 2007;

•	our preliminary proxy statement on Schedule 14A, filed with the SEC on August 25, 2008;

•	our current reports on Form 8-K, filed with the SEC on December 3, 2007, January 29, 2008, April 2, 2008, April 3, 2008, April 29, 2008, July 28, 2008, July 31, 2008, August 19, 2008, August 25, 2008 and September 3, 2008; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on March 28, 2005, including any amendments or reports filed for the purpose of updating such description.

Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits have been specifically incorporated by reference thereto. You may request a copy of these reports or documents, at no cost, by writing or telephoning us at the following address:

Investor Relations
VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, CA 95110
(408) 232-7800
email: ir@verifone.com

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, http://www.verifone.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the Notes.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

PART II

Information Not Required in Prospectus

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of expenses to be incurred by VeriFone Holdings, Inc. in connection with the distribution of the securities registered under this registration statement:

Amount

Securities and Exchange Commission Fee	$12,429
Legal fees and expenses	$75,000
Accountant’s fees and expenses	$50,000
Printing expenses	$10,000
Miscellaneous	$12,571

Total	$160,000

ITEM 14.	LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with any threatened, pending or completed actions, suits or proceedings in which such a person is made a party by reason of being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eight of the Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has also entered into separate indemnification agreements with each of its directors and officers, which may be broader than the specific indemnification provisions contained in Delaware law.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to it with respect to indemnification payments that we may make to such directors and officers.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

1. On June 22, 2007, the Registrant sold $316.25 million aggregate principal amount of 1.375% Senior Convertible Notes due 2012 (the “Notes”) to Lehman Brothers Inc. and J.P. Morgan Securities Inc., as initial purchasers (the “initial purchasers”). The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers received aggregate discounts of approximately $7.12 million in connection with the offering of the Notes.

2. On June 22, 2007, the Company sold warrants to acquire, subject to customary anti-dilution adjustments, approximately 7,184,884 shares of the Company’s common stock in the aggregate, at an initial strike price of

$62.356 per share, which may reset, if higher, to a 70% premium over the market price of the Company’s common stock determined in approximately six months from the original issue date of the warrants. The warrants were sold to Lehman Brothers OTC Derivatives Inc. and JPMorgan Chase Bank, National Association, London Branch. The sale of the warrants was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Company received aggregate proceeds of approximately $31.19 million from the sale of the warrants.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
No.		Description

3	.1(4)	Form of Amended and Restated Certificate of Incorporation of the Registrant
3	.2(5)	Form of Amended and Restated Bylaws of the Registrant
3	.3(14)	Amendment No. 1 to the Bylaws of VeriFone Holdings, Inc.
4	.1(3)	Specimen Common Stock Certificate
4	.2(2)	Stockholders Agreement, dated as of July 1, 2002, by and among VeriFone Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., GTCR Capital Partners, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P. and TCW Leveraged Income Trust IV, L.P., VF Holding Corp. and the executives who are parties thereto
4	.2.1(4)	Form of Amendment to Stockholders Agreement
4	.3(1)	Registration Rights Agreement, dated as of July 1, 2002, by and among VeriFone Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., GTCR Capital Partners, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., and TCW Leveraged Income Trust IV, L.P., VF Holding Corp., Jesse Adams, William Atkinson, Douglas G. Bergeron, Nigel Bidmead, Denis Calvert, Donald Campion, Robert Cook, Gary Grant, Robert Lopez, James Sheehan, David Turnbull and Elmore Waller
4	.4(1)	Amendment to Registration Rights Agreement, dated as of November 30, 2004, by and among VeriFone Holdings, Inc., GTCR Fund VII, L.P., Douglas Bergeron, DGB Investments, Inc., The Douglas G. Bergeron Family Annuity Trust, The Sandra E. Bergeron Family Annuity Trust and The Bergeron Family Trust
4	.5*	Indenture related to the 1.375% Senior Convertible Notes due 2012, dated as of June 22, 2007, between VeriFone Holdings, Inc. and U.S. Bank National Association, as trustee
4	.6(11)	Registration Rights Agreement, dated as of June 22, 2007, between VeriFone Holdings, Inc. and Lehman Brothers Inc. and J.P. Morgan Securities Inc.
5	.1*	Opinion of Sullivan & Cromwell LLP
10	.1(2)	Purchase Agreement, dated as of July 1, 2002, by and among VeriFone Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P. and TCW Leveraged Income Trust IV, L.P.
10	.1.1(4)	Form of Amendment No. 1 to Purchase Agreement
10	.2(1)+	Senior Management Agreement, dated as of July 1, 2002, among VeriFone Holdings, Inc., VeriFone, Inc. and Douglas G. Bergeron
10	.2.1(2)+	Amendment to Senior Management Agreement, dated as of June 29, 2004, by and among VeriFone Holdings, Inc., VeriFone, Inc. and Douglas G. Bergeron
10	.3(1)+	Amendment to Senior Management Agreement, dated as of December 27, 2004, by and among VeriFone Holdings, Inc., VeriFone, Inc. and Douglas Bergeron
10	.4(1)+	2002 Securities Purchase Plan
10	.5(1)+	New Founders’ Stock Option Plan
10	.6(1)+	Change in Control Severance Agreement, effective July 1, 2004, between VeriFone Holdings, Inc. and Barry Zwarenstein

Exhibit
No.		Description

10	.7(3)+	Outside Directors’ Stock Option Plan
10	.8(1)	Patent License Agreement, effective as of November 1, 2004, by and between NCR Corporation and VeriFone, Inc.
10	.9(6)+	2005 Employee Equity Incentive Plan
10	.10(5)+	Form of Indemnification Agreement
10	.11(7)+	VeriFone Holdings, Inc. 2006 Equity Incentive Plan
10	.12(7)+	VeriFone Holdings, Inc. Bonus Plan
10	.13(8)	Credit Agreement, dated October 31, 2006, among VeriFone Intermediate Holdings, Inc., VeriFone, Inc., various financial institutions and other persons from time to time parties thereto, as lenders, JPMorgan Chase Bank, N.A., as the administrative agent for the lenders, Lehman Commercial Paper Inc., as the syndication agent for the lenders, Bank Leumi USA and Wells Fargo Bank, N.A., as the co-documentation agents for the lenders, and J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint lead arrangers and joint book running managers
10	.14(9)+	Lipman Electronic Engineering Ltd. 2003 Stock Option Plan
10	.15(9)+	Lipman Electronic Engineering Ltd. 2004 Stock Option Plan
10	.16(9)+	Lipman Electronic Engineering Ltd. 2004 Share Option Plan
10	.17(9)+	Amendment to Lipman Electronic Engineering Ltd. 2004 Share Option Plan
10	.18(9)+	Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan
10	.19(10)+	Amended and Restated Employment Agreement, dated January 4, 2007, among VeriFone Holdings, Inc., VeriFone, Inc., and Douglas G. Bergeron
10	.20(11)	Confirmation of Convertible Note Hedge Transaction, dated June 18, 2007, by and between VeriFone Holdings, Inc. and Lehman Brothers OTC Derivatives Inc.
10	.21(11)	Confirmation of Convertible Note Hedge Transaction, dated June 18, 2007, by and between VeriFone Holdings, Inc. and JPMorgan Chase Bank, National Association, London Branch
10	.22(11)	Confirmation of Warrant Transaction, dated June 18, 2007, by and between VeriFone Holdings, Inc. and Lehman Brothers OTC Derivatives Inc.
10	.23(11)	Confirmation of Warrant Transaction, dated June 18, 2007, by and between VeriFone Holdings, Inc. and JPMorgan Chase Bank, National Association, London Branch
10	.24(11)	Amendment to Confirmation of Warrant Transaction, dated June 21, 2007, by and between VeriFone Holdings, Inc. and Lehman Brothers OTC Derivatives Inc.
10	.25(11)	Amendment to Confirmation of Warrant Transaction, dated June 21, 2007, by and between VeriFone Holdings, Inc. and JPMorgan Chase Bank, National Association, London Branch
10	.26(12)+	Confidential Separation Agreement, dated August 2, 2007, between VeriFone Holdings, Inc. and William G. Atkinson
10	.27(13)	First Amendment and Waiver to Credit Agreement, dated as of January 25, 2008.
10	.28(15)+	Separation Agreement, dated as of April 1, 2008, among VeriFone Holdings, Inc., VeriFone, Inc. and Barry Zwarenstein.
10	.29(16)	Second Amendment to Credit Agreement, dated as of April 28, 2008.
10	.30(17)	Third Amendment to Credit Agreement, dated as of July 31, 2008.
10	.31(18)+	Executive Services Agreement, dated May 15, 2008, between VeriFone and Tatum LLC.
10	.32(19)+	Offer Letter between VeriFone Holdings, Inc. and Robert Dykes.
10	.33(19)+	Severance Agreement, dated September 2, 2008, between VeriFone Holdings, Inc. and Robert Dykes.
12	.1*	Statement of Computation of Ratios
21	.1(20)	List of Subsidiaries of the Registrant
23	.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Sullivan & Cromwell LLP (contained in Exhibit 5.1)

Exhibit
No.		Description

24	.1*	Power of Attorney (included in the signature pages hereto)
25	.1*	Statement of Eligibility of Trustee on Form T-1 for the Notes

*	Filed herewith.

+	Indicates a management contract or compensatory plan or arrangement.

(1)	Filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed February 23, 2005.

(2)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed March 28, 2005.

(3)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed April 18, 2005.

(4)	Filed as an exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed April 21, 2005.

(5)	Filed as an exhibit to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed April 29, 2005.

(6)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-124545), filed May 2, 2005.

(7)	Incorporated by reference in the Registrant’s Current Report on Form 8-K, filed March 23, 2006.

(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed November 1, 2006.

(9)	Incorporated by reference in the Registrant’s Registration Statement on Form S-8 (File No. 333-138533), filed November 9, 2006.

(10)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed January 5, 2007.

(11)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed June 22, 2007.

(12)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed August 3, 2007.

(13)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed January 28, 2008.

(14)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on March 31, 2008.

(15)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on April 1, 2008.

(16)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on April 29, 2008.

(17)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on July 31, 2008.

(18)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on August 19, 2008.

(19)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on September 3, 2008.

(20)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, filed on August 19, 2008.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 9th day of September, 2008.

VeriFone Holdings, Inc.

By:	/s/ Douglas Bergeron
Name:     Douglas Bergeron

Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Douglas G. Bergeron, Robert Dykes and Laura Merkl and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for the undersigned in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Douglas G. Bergeron Douglas G. Bergeron	Chief Executive Officer (principal executive officer)	September 9, 2008

/s/ Clinton Knowles Clinton Knowles	Interim Chief Financial Officer (principal financial and accounting officer)	September 9, 2008

/s/ Charles R. Rinehart Charles R. Rinehart	Chairman of the Board of Directors	September 9, 2008

/s/ Robert W. Alspaugh Robert W. Alspaugh	Director	September 9, 2008

/s/ James C. Castle James C. Castle	Director	September 9, 2008

/s/ Leslie G. Denend Leslie G. Denend	Director	September 9, 2008

Signature	Title	Date

/s/ Alex W. Hart Alex W. Hart	Director	September 9, 2008

/s/ Robert B. Henske Robert B. Henske	Director	September 9, 2008

/s/ Eitan Raff Eitan Raff	Director	September 9, 2008

/s/ Collin E. Roche Collin E. Roche	Director	September 9, 2008

/s/ Jeffrey E. Stiefler Jeffrey E. Stiefler	Director	September 9, 2008

INDEX TO EXHIBITS

Exhibit
No.		Description

3	.1(4)	Form of Amended and Restated Certificate of Incorporation of the Registrant
3	.2(5)	Form of Amended and Restated Bylaws of the Registrant
3	.3(14)	Amendment No. 1 to the Bylaws of VeriFone Holdings, Inc.
4	.1(3)	Specimen Common Stock Certificate
4	.2(2)	Stockholders Agreement, dated as of July 1, 2002, by and among VeriFone Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., GTCR Capital Partners, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P. and TCW Leveraged Income Trust IV, L.P., VF Holding Corp. and the executives who are parties thereto
4	.2.1(4)	Form of Amendment to Stockholders Agreement
4	.3(1)	Registration Rights Agreement, dated as of July 1, 2002, by and among VeriFone Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., GTCR Capital Partners, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., and TCW Leveraged Income Trust IV, L.P., VF Holding Corp., Jesse Adams, William Atkinson, Douglas G. Bergeron, Nigel Bidmead, Denis Calvert, Donald Campion, Robert Cook, Gary Grant, Robert Lopez, James Sheehan, David Turnbull and Elmore Waller
4	.4(1)	Amendment to Registration Rights Agreement, dated as of November 30, 2004, by and among VeriFone Holdings, Inc., GTCR Fund VII, L.P., Douglas Bergeron, DGB Investments, Inc., The Douglas G. Bergeron Family Annuity Trust, The Sandra E. Bergeron Family Annuity Trust and The Bergeron Family Trust
4	.5*	Indenture related to the 1.375% Senior Convertible Notes due 2012, dated as of June 22, 2007, between VeriFone Holdings, Inc. and U.S. Bank National Association, as trustee
4	.6(11)	Registration Rights Agreement, dated as of June 22, 2007, between VeriFone Holdings, Inc. and Lehman Brothers Inc. and J.P. Morgan Securities Inc.
5	.1*	Opinion of Sullivan & Cromwell LLP
10	.1(2)	Purchase Agreement, dated as of July 1, 2002, by and among VeriFone Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P. and TCW Leveraged Income Trust IV, L.P.
10	.1.1(4)	Form of Amendment No. 1 to Purchase Agreement
10	.2(1)+	Senior Management Agreement, dated as of July 1, 2002, among VeriFone Holdings, Inc., VeriFone, Inc. and Douglas G. Bergeron
10	.2.1(2)+	Amendment to Senior Management Agreement, dated as of June 29, 2004, by and among VeriFone Holdings, Inc., VeriFone, Inc. and Douglas G. Bergeron
10	.3(1)+	Amendment to Senior Management Agreement, dated as of December 27, 2004, by and among VeriFone Holdings, Inc., VeriFone, Inc. and Douglas Bergeron
10	.4(1)+	2002 Securities Purchase Plan
10	.5(1)+	New Founders’ Stock Option Plan
10	.6(1)+	Change in Control Severance Agreement, effective July 1, 2004, between VeriFone Holdings, Inc. and Barry Zwarenstein
10	.7(3)+	Outside Directors’ Stock Option Plan
10	.8(1)	Patent License Agreement, effective as of November 1, 2004, by and between NCR Corporation and VeriFone, Inc.
10	.9(6)+	2005 Employee Equity Incentive Plan
10	.10(5)+	Form of Indemnification Agreement
10	.11(7)+	VeriFone Holdings, Inc. 2006 Equity Incentive Plan
10	.12(7)+	VeriFone Holdings, Inc. Bonus Plan

Exhibit
No.		Description

10	.13(8)	Credit Agreement, dated October 31, 2006, among VeriFone Intermediate Holdings, Inc., VeriFone, Inc., various financial institutions and other persons from time to time parties thereto, as lenders, JPMorgan Chase Bank, N.A., as the administrative agent for the lenders, Lehman Commercial Paper Inc., as the syndication agent for the lenders, Bank Leumi USA and Wells Fargo Bank, N.A., as the co-documentation agents for the lenders, and J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint lead arrangers and joint book running managers
10	.14(9)+	Lipman Electronic Engineering Ltd. 2003 Stock Option Plan
10	.15(9)+	Lipman Electronic Engineering Ltd. 2004 Stock Option Plan
10	.16(9)+	Lipman Electronic Engineering Ltd. 2004 Share Option Plan
10	.17(9)+	Amendment to Lipman Electronic Engineering Ltd. 2004 Share Option Plan
10	.18(9)+	Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan
10	.19(10)+	Amended and Restated Employment Agreement, dated January 4, 2007, among VeriFone Holdings, Inc., VeriFone, Inc., and Douglas G. Bergeron
10	.20(11)	Confirmation of Convertible Note Hedge Transaction, dated June 18, 2007, by and between VeriFone Holdings, Inc. and Lehman Brothers OTC Derivatives Inc.
10	.21(11)	Confirmation of Convertible Note Hedge Transaction, dated June 18, 2007, by and between VeriFoneHoldings, Inc. and JPMorgan Chase Bank, National Association, London Branch.
10	.22(11)	Confirmation of Warrant Transaction, dated June 18, 2007, by and between VeriFone Holdings, Inc. and Lehman Brothers OTC Derivatives Inc.
10	.23(11)	Confirmation of Warrant Transaction, dated June 18, 2007, by and between VeriFone Holdings, Inc. and JPMorgan Chase Bank, National Association, London Branch.
10	.24(11)	Amendment to Confirmation of Warrant Transaction, dated June 21, 2007, by and between VeriFone Holdings, Inc. and Lehman Brothers OTC Derivatives Inc.
10	.25(11)	Amendment to Confirmation of Warrant Transaction, dated June 21, 2007, by and between VeriFone Holdings, Inc. and JPMorgan Chase Bank, National Association, London Branch
10	.26(12)+	Confidential Separation Agreement, dated August 2, 2007, between VeriFone Holdings, Inc. and William G. Atkinson
10	.27(13)	First Amendment and Waiver to Credit Agreement, dated as of January 25, 2008.
10	.28(15)+	Separation Agreement, dated as of April 1, 2008, among VeriFone Holdings, Inc., VeriFone, Inc. and Barry Zwarenstein.
10	.29(16)	Second Amendment to Credit Agreement, dated as of April 28, 2008.
10	.30(17)	Third Amendment to Credit Agreement, dated as of July 31, 2008.
10	.31(18)+	Executive Services Agreement, dated May 15, 2008, between VeriFone and Tatum LLC.
10	.32(19)+	Offer Letter between VeriFone Holdings, Inc. and Robert Dykes.
10	.33(19)+	Severance Agreement, dated September 2, 2008, between VeriFone Holdings, Inc. and Robert Dykes.
12	.1*	Statement of Computation of Ratios
21	.1(20)	List of Subsidiaries of the Registrant
23	.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Sullivan & Cromwell LLP (contained in Exhibit 5.1 )
24	.1*	Power of Attorney (included in the signature pages hereto)
25	.1*	Statement of Eligibility of Trustee on Form T-1 for the Notes

*	Filed herewith.

+	Indicates a management contract or compensatory plan or arrangement.

(1)	Filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed February 23, 2005.

(2)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed March 28, 2005.

(3)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed April 18, 2005.

(4)	Filed as an exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed April 21, 2005.

(5)	Filed as an exhibit to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed April 29, 2005.

(6)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-124545), filed May 2, 2005.

(7)	Incorporated by reference in the Registrant’s Current Report on Form 8-K, filed March 23, 2006.

(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed November 1, 2006.

(9)	Incorporated by reference in the Registrant’s Registration Statement on Form S-8 (File No. 333-138533), filed November 9, 2006.

(10)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed January 5, 2007.

(11)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed June 22, 2007.

(12)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed August 3, 2007.

(13)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed January 28, 2008.

(14)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on March 31, 2008.

(15)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on April 1, 2008.

(16)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on April 29, 2008.

(17)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on July 31, 2008.

(18)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on August 19, 2008.

(19)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on September 3, 2008.

(20)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, filed on August 19, 2008.